Exhibit 2.7

[Eastridge]

ASSET PURCHASE AGREEMENT

between

SL GREEN REALTY CORP.

as seller

and

NEW VENTURE MRE LLC

as purchaser

Dated as of

October 13, 2006

TABLE OF CONTENTS

Page
ARTICLES

ARTICLE I DEFINITIONS	1

ARTICLE II SALE AND PURCHASE OF PROPERTIES	9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER	20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER	20

ARTICLE V COVENANTS; OPERATING COVENANTS; PROPERTY MANAGEMENT	22

ARTICLE VI CONDITIONS PRECEDENT	23

ARTICLE VII ADDITIONAL AGREEMENTS	24

ARTICLE VIII DEFAULT	26

ARTICLE IX AS IS	27

ARTICLE X NOTICES	29

ARTICLE XI MISCELLANEOUS PROVISIONS	30

EXHIBITS

Exhibit A	Intentionally Omitted
Exhibit B	Other Contracts
Exhibit C	Intentionally Omitted
Exhibit D	Sold Land
Exhibit E	Sold Subsidiary Land
Exhibit F	Other Sold Assets
Exhibit G	Escrow Wire Instructions
Exhibit H	Form of Quitclaim Deed
Exhibit I	Form of Assignment and Assumption of Ground Lease
Exhibit J	Form of Bill of Sale
Exhibit K	Form of Assignment and Assumption of Leases
Exhibit L	Form of Assignment and Assumption of Contracts
Exhibit M	Form of Assignment and Assumption of Interest
Exhibit N	Form of Tenant Notification Letter
Exhibit O	Seller Loan Commitment
Exhibit P	Intentionally Omitted
Exhibit Q	Intellectual Property

i

Exhibit R	Letter of Credit
Exhibit S	Tranche 3 Properties
Exhibit T	Intentionally Omitted
Exhibit U	Intentionally Omitted
Exhibit V	Assumed Debt Indemnity Agreement

SCHEDULES

Schedule 1

ii

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is entered into as of the 13th day of October, 2006, between SL GREEN REALTY CORP., a Maryland corporation, having an address at 420 Lexington Avenue, New York, New York 10170 (“Seller”), and NEW VENTURE MRE LLC, a Delaware limited liability company, having an address at 625 Reckson Plaza, Uniondale, New York 11556(“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller is party to a Merger Agreement with Wyoming Acquisition Corp., Wyoming Acquisition GP LLC, Wyoming Acquisition Partnership LP, Reckson Associates Realty Corp. (“RAR”) and Reckson Operating Partnership, L.P. (“ROP”), dated as of August 3, 2006 (as the same may be amended as permitted hereunder, the “Merger Agreement”).

WHEREAS, pursuant to a letter agreement dated August 3, 2006 and a letter agreement dated September 15, 2006 (collectively, the “Original Letter Agreement”) in connection with consummating the merger contemplated by the Merger Agreement (the “Merger”), Seller has agreed to direct RAR or the Applicable Parties (as hereafter defined) pursuant to Section 1.11 of the Merger Agreement to cause to be sold, and Purchaser has agreed to purchase, the Assets (hereinafter defined) subject to and in accordance with the terms hereof;

WHEREAS, in connection with consummating the transactions contemplated by the Original Letter Agreement, Seller and Purchaser are entering into (i) this Agreement, (ii) those certain Asset Purchase Agreements described on Exhibit B attached hereto (the “Other Contracts”) and (ii) that certain letter agreement effective as of the date hereof (the “Letter Agreement”); and

WHEREAS, Seller and Purchaser desire that this Agreement, the Other Contracts and the Letter Agreement shall amend and restate the Original Letter Agreement in its entirety;

NOW, THEREFORE, in consideration of the mutual premises herein set forth and other valuable consideration, the receipt of which is hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For purposes of this definition, the term “control”

means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits, as the same may be amended, supplemented, restated or modified.

“Applicable Party” means whichever of RAR or Seller (plus any subsidiary or Affiliate of RAR or Seller, including, without limitation, ROP) who is the party (or parties) that is responsible under the applicable provisions of this Agreement.

“Asbestos” has the meaning given that term in Section 9.4.

“Asset” has the meaning given that term in Section 2.2.

“Assignment and Assumption of Contracts” has the meaning given that term in Section 2.4(a).

“Assignment and Assumption of Interest” has the meaning given that term in Section 2.4(a).

“Assignment and Assumption of Leases” has the meaning given that term in Section 2.4(a).

“Assumed Debt Indemnity Agreement” has the meaning given that term in Section 11.17.

“Assumed Indebtedness” has the meaning given that term in Section 11.17.

“Books and Records” means all books, records, lists of tenants and prospective tenants, files and other information (including, without limitation, any thereof in electronic format) maintained by RAR or its agents with respect to the ownership, use, leasing, occupancy, operation, maintenance or repair of any Assets or any Properties.

“Business Day” means any day other than a Saturday, Sunday or day on which the banks in New York, New York are authorized or obligated by law to be closed.

“Cash Deposit” has the meaning given that term in Section 2.3(a).

“Claim” means any claim, action, suit, demand or legal proceeding.

“Closing” has the meaning given that term in Section 2.1(b).

“Closing Date” has the meaning given that term in Section 2.1(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contracts” means all brokerage or commission agreements, construction, service, supply, security, maintenance, union, telecommunications or other contracts or agreements.

“Current Month” has the meaning given that term in Section 2.6.

“Deed” has the meaning given that term in Section 2.4(a).

“Deposit” has the meaning given that term in Section 2.3(a).

“Deposit Letter of Credit” has the meaning given that term in Section 2.3(a).

“Determination Date” has the meaning given that term in Section 6.4(c).

“Easements” means, with respect to a parcel of Sold Land or Sold Subsidiary Land, all easements, covenants, privileges, rights of way and other rights appurtenant to such Sold Land or Sold Subsidiary Land.

“Environmental Laws” has the meaning given that term in Section 9.4.

“Escrow Holder” has the meaning given that term in Section 2.3(a).

“Executory Period” means the period commencing on the date hereof through the Closing Date.

“Existing Debt” means, with respect to the Assets, the indebtedness evidenced by any loan or other credit agreements pursuant to which RAR or an Affiliate is the borrower, all notes issued thereunder, all reserves, all related documents and all filings made in connection therewith.

“Expedited Arbitration Proceeding” means a binding arbitration proceeding conducted in The City of New York under the Commercial Arbitration Rules of the American Arbitration Association (or its successor) and administered pursuant to the Expedited Procedures provisions (the “Expedited Procedures”) thereof; provided, however, that with respect to any such arbitration (a) the list of arbitrators referred to in Section E-4(b) of the Expedited Procedures shall be returned within five (5) Business Days from the date of mailing, (b) the parties shall notify the American Arbitration Association (or its successor) by telephone, within four (4) Business Days, of any objections to the arbitrator appointed and, subject to clause (g) below, shall have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association (or its successor) and was not objected to in accordance with Section E-4(b) of the Expedited Procedures as modified by clause (a) above, (c) the notification of the hearing referred to in Section E-8 of the Expedited Procedures shall be four (4) Business Days in advance of the hearing, (d) the hearing shall be held within seven (7) Business Days after the appointment of the arbitrator, (e) the arbitrator shall have no right to award damages or vary, modify or waive any provision of this Agreement, (f) the decision of the arbitrator shall be final and binding on the parties and (g) the arbitrator shall not have been employed by either party (or their respective Affiliates) during the period of three (3) years prior to the date of the Expedited Arbitration Proceeding. The arbitrator shall determine the extent to which each party is successful in such Expedited Arbitration Proceeding in addition to rendering a decision on the dispute submitted. If the arbitrator determines that one (1) party is entirely unsuccessful, then, notwithstanding Section 2.8 hereof, such party shall pay all of the fees of such arbitrator plus the reasonable, out-of-pocket costs and expenses incurred by the prevailing party in connection with the arbitration. Notwithstanding Section 2.8 hereof, if the arbitrator determines that both parties are partially successful, then each party shall be responsible for such arbitrator’s fees and such party’s own third-party costs and expenses to the extent of such party’s degree of success as determined by the arbitrator.

“Fee Estate” means, with respect to a parcel of land, the fee estate in such land, including, without limitation, all of the land in respect of such Property and any interest of the Applicable Party in any adjoining parcel or parcels that may be needed for such parcel to be in compliance with applicable Law or applicable Leases.

“General Intangibles” means, with respect to a parcel of land, all trade names, trademarks, logos, copyrights and other intangible personal property owned by RAR or its Affiliates relating to such parcel of land or the Improvements or Personal Property with respect to such parcel of land other than the name, “Reckson”, which shall be licensed on a non-exclusive basis pursuant to Section 11.15.

“Governmental Authority” means any agency, bureau, department or official of any federal, state or local governments or public authorities or any political subdivision thereof.

“Ground Leasehold Estate” means, with respect to a parcel of land, the ground leasehold estate in such land, including, without limitation, all of the land in respect of such Property and any interest of the Applicable Party in any adjoining parcel or parcels that may be needed for such parcel to be in compliance with applicable Law or applicable Leases.

“Hazardous Materials” has the meaning given that term in Section 9.4.

“Improvements” means, with respect to a parcel of land, all buildings, structures and improvements on such parcel of land, including all building systems and equipment relating thereto.

“Land” means all of the parcels of Sold Land and Sold Subsidiary Land.

“Law” means any law, rule, regulation, order, decree, statute, ordinance, or other legal requirement passed, imposed, adopted, issued or promulgated by any Governmental Authority.

“LC Deposit” has the meaning given that term in Section 2.3(a).

“Leases” means all leases, subleases, license agreements and other occupancy agreements pursuant to which any Person has the right to occupy, or is otherwise leased or demised, any portion of a Property, together with any and all amendments, modifications, expansions, extensions, renewals, guarantees or other agreements relating thereto.

“Letter Agreement” has the meaning given that term in the recitals.

“Letter of Credit” means a clean, irrevocable, non-documentary and unconditional letter of credit, in form and substance reasonably acceptable to Seller, naming Escrow Holder as beneficiary and issued by Citigroup, N.A. or any bank which is a member of the New York Clearing House Association and which bank is otherwise reasonably acceptable to Seller, the term of which shall not expire prior to the date that is thirty (30) days after the “Termination Date” (as such term is defined in the Merger Agreement) and which provides that it may be drawn on sight upon presentation or by facsimile, by the beneficiary thereunder, upon a certification that a Purchaser Default has occurred under this Agreement or under any of the Other Contracts (for the Deposit B Letter of Credit). Notwithstanding the foregoing, Seller acknowledges that it has approved the letter of credit attached hereto as Exhibit R.

“Licenses and Permits” means, with respect to any Property, to the extent they may be transferred under applicable Law, all licenses, permits, certificates of occupancy and authorizations issued to the Applicable Party or agent thereof pertaining to or in connection with the operation, use, occupancy, maintenance or repair of such parcel of land, and the Improvements or Personal Property with respect to such parcel of land.

“Merger” has the meaning given that term in recitals.

“Merger Agreement” has the meaning given that term in recitals.

“Merger Closing” means the closing of the Merger contemplated by and in accordance with the Merger Agreement.

“Original Letter Agreement” has the meaning given that term in the recitals.

“Other Contracts” has the meaning given that term in the recitals.

“Other Party” has the meaning given that term in Section 2.4(f).

“Other Sold Assets” has the meaning given that term in Section 2.2(e).

“Other Sold Asset Assignment” has the meaning given such term in Section 2.4(a).

“Overage Rent” has the meaning given that term in Section 2.6.

“Ownership Interest” shall mean, with respect to any Person, ownership of the right to profits and losses of, distributions from and/or the right to exercise voting power to elect directors, managers, operators or other management of, or otherwise to affect the direction of management, policies or affairs of, such Person, whether through ownership of securities or partnership, membership or other interests therein, by contract or otherwise.

“PCBs” has the meaning given that term in Section 9.4.

“Permitted Exceptions” means:

(a)           All presently existing and future liens for unpaid real estate taxes and water and sewer charges not due and payable as of the date of the Closing, subject to adjustment as hereinbelow provided.

(b)           All present and future zoning, building, environmental and all other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction with respect to the Properties, including, without limitation, all landmark designations and all zoning variances and special exceptions, if any (collectively, “Laws and Regulations”).

(c)           All presently existing and future covenants, restrictions, rights easements and agreements for the erection and/or maintenance of water, gas, steam, electric, telephone, sewer or other utility pipelines, poles, wires, conduits or other like facilities, and appurtenances thereto, over, across and under the Properties (collectively, “Rights”).

(d)           Any state of facts which would be shown on or by an accurate current survey or physical inspection of the Properties (collectively, “Facts”).

(e)           Rights of Tenants of the Properties pursuant to leases or otherwise and others claiming by, through or under the Leases.

(f)            All Contracts.

(g)           All violations of all Laws and Regulations, including, without limitation, building, fire, sanitary, environmental, housing and similar Laws and Regulations, whether or not noted or issued at the date hereof or at the date of the Closing (collectively, “Violations”).

(h)           Consents by any present or former owner of the Properties for the erection of any structure or structures on, under or above any street or streets on which the Properties may abut.

(i)            Possible encroachments and/or projections of stoop areas, roof cornices, window trims, vent pipes, cellar doors, steps, columns and column bases, flue pipes, signs, piers, lintels, window sills, fire escapes, satellite dishes, protective netting, sidewalk sheds, ledges, fences, coping walls (including retaining walls and yard walls), air conditioners and the like, if any, on, under or above any street or highway, the Properties or any adjoining property.

(j)            Variations between tax lot lines and lines of record title.

(k)           All exclusions and exceptions from coverage contained in any title policy or “marked-up” title commitment issued to any Applicable Party with respect to the Properties.

(l)            Any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens entered into by, or arising from, any financing statements filed on a day more than five (5) years prior to the Closing and any financing statements, chattel mortgages, encumbrances or mechanics’ or other liens filed against property no longer on the Properties.

(m)          Any lien, encumbrance, pledge, hypothecation, easement, restrictive covenant, assignment, preference, security interest or charge (including, without limitation, any mechanics’ and materialmens’ lien) affecting the Properties other than those created by Seller in violation of Section 5.4 of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, or other entity.

“Personal Property” means, with respect to any Sold Land or any Sold Subsidiary Land, all of the Applicable Party’s interest in and to all furniture, fixtures, equipment, chattels, machinery and other personal property owned by such Applicable Party which were, as of August 3, 2006, placed in, located on or attached to such land and Improvements on Sold Land or Sold Subsidiary Land, as applicable, and used or usable in connection with the operation, use, occupancy, maintenance or repair thereof, and any such personal property that, in the ordinary course of business, replaces such personal property placed in, located on or attached to such land and Improvements on Sold Land or Sold Subsidiary Land as of August 3, 2006.

“Property(ies)” means the Sold Properties and the Sold Subsidiary Properties.

“Proration Agreement” has the meaning given that term in Section 2.5(e).

“Purchase Price” has the meaning given that term in Section 2.3.

“Purchaser” is the entity identified as such in the first paragraph of this Agreement, and any successor or assign.

“Purchaser Default” has the meaning given that term in Section 8.1.

“Purchaser Due Diligence” has the meaning given that term in Section 9.1.

“Purchaser Related Party” has the meaning given that term in Section 9.5.

“RAR” means Reckson Associates Realty Corp., a Maryland corporation.

“Requesting Party” has the meaning given that term in Section 2.4(f).

“ROP” means Reckson Operating Partnership, L.P., a Delaware limited partnership.

“Seller” has the meaning given that term in the first paragraph of this Agreement.

“Seller Financing” has the meaning given that term in Section 11.14.

“Seller Loan Commitment” has the meaning given such term in Section 11.14.

“Seller Related Parties” means Seller, RAR, ROP, the Applicable Parties, any Affiliate of Seller and their respective direct or indirect members, partners, stockholders, officers, directors, employees and agents.

“Sold Equity Interests” has the meaning given that term in Section 2.2(c).

“Sold Land” means all of the parcels of land described in Exhibit D and all other lots owned by the Applicable Party related solely to the Assets and, when used with reference to a particular Sold Property, means the parcel of land relating to such Sold Property.

“Sold Properties” has the meaning given that term in Section 2.2(b).

“Sold Subsidiaries” has the meaning given that term in Section 2.2(c).

“Sold Subsidiary Land” means all of the parcels of land owned by the Sold Subsidiaries.

“Sold Subsidiary Properties” has the meaning given that term in Section 2.2(d).

“Systems” means (i) a non-exclusive license in and to the systems, software and software licenses owned by the Applicable Party and necessary to operate any of the Properties if such systems, software and software licenses are used for the operation of RAR’s business with respect to anything other than the Assets as conducted on the date hereof and (ii) if such systems, software and software licenses are not used for the operation of RAR’s business with respect to anything other than the Assets as conducted on the date hereof, all right, title and interest of the Applicable Party in such systems, software and software licenses owned by an Applicable Party and necessary to operate any of the Properties.

“Taking” has the meaning given that term in Section 7.1(b).

“Tax Proceedings” has the meaning given that term in Section 7.2.

“Tenant” has the meaning given that term in Section 2.4(a).

“Third Party” means any Person other than Seller and its Affiliates.

“Tranche 3 Properties” has the meaning given that term in Section 11.19.

“Wire Transfer Funds” has the meaning given that term in Section 2.3(a).

Section 1.2             Rules of Construction.

(a)           All uses of the term “including” shall mean “including, but not limited to,” unless specifically stated otherwise.

(b)           Unless the context otherwise requires, singular nouns and pronouns, when used herein, shall be deemed to include the plural of such noun or pronoun, pronouns of one gender shall be deemed to include the equivalent pronoun of the other gender and references to a particular Section, Addendum, Schedule or Exhibit shall be deemed to mean the particular Section of this Agreement or Addendum, Schedule or Exhibit attached hereto, respectively.

ARTICLE II

SALE AND PURCHASE OF PROPERTIES

Section 2.1             Sale and Purchase of the Properties.

(a)           Subject to the terms of this Agreement, Seller agrees to direct RAR or the Applicable Parties (for Assets conveyed immediately after the Merger Closing) to sell, assign and convey unto Purchaser, and Purchaser agrees to purchase, assume and accept, the Assets from RAR or the Applicable Parties.

(b)           The closing of the sale of the Assets (the “Closing”) shall be held on the Business Day of the Merger Closing, but immediately prior to the Merger Closing (the “Closing Date”); provided, however, that Purchaser at least two (2) Business Days prior to Closing may designate certain Assets that shall close in a contemporaneous transaction on the Business Day of, but immediately after, the Merger Closing. TIME BEING OF THE ESSENCE with respect to the performance by Purchaser of its obligations to purchase the Assets and pay the Purchase Price as provided in this Agreement on the Closing Date.

Section 2.2             Assets.

(a)           As used herein, the term “Assets” means the Sold Properties, the Sold Equity Interests and the Other Sold Assets, the Systems and the Books and Records.

(b)           As used herein, the term “Sold Property” means all of the Applicable Parties’ interest in the following for each single parcel of Sold Land:

(i)            the Fee Estate or Ground Leasehold Estate, as applicable, with respect to such parcel of Sold Land;

(ii)           all Improvements with respect to such parcel of Sold Land;

(iii)          all Easements with respect to such parcel of Sold Land;

(iv)          all Personal Property with respect to such parcel of Sold Land;

(v)           all Licenses and Permits with respect to such parcel of Sold Land;

(vi)          to the extent assignable, all warranties, if any, issued to the Applicable Party by any manufacturer or contractor in connection with any Improvements or Personal Property with respect to such parcel of Sold Land;

(vii)         to the extent assignable, Contracts held by the Applicable Party with respect to the use, occupancy, maintenance, repair or operation of any of the foregoing;

(viii)        all General Intangibles with respect to such parcel of Sold Land; and

(ix)           (A) all right, title and interest of the Applicable Party in and to the Leases and the rents and profits therefrom, subject to Section 2.5, and (B) any security deposited under the Leases.

(c)           As used herein, the term “Sold Equity Interests” means all of the Applicable Party’s direct and indirect Ownership Interests in the “Sold Subsidiaries” that own the Sold Subsidiary Properties set forth on Exhibit E.

(d)           As used herein, the term “Sold Subsidiary Properties” means all of Applicable Party’s direct and indirect equity interest in:

(i)            the Fee Estate or Ground Leasehold Estate, as applicable, with respect to such parcel of Sold Subsidiary Land;

(ii)           all Improvements with respect to such parcel of Sold Subsidiary Land;

(iii)          all Easements with respect to such parcel of Sold Subsidiary Land;

(iv)          all Personal Property with respect to such parcel of Sold Subsidiary Land;

(v)           all Licenses and Permits with respect to such parcel of Sold Subsidiary Land;

(vi)          to the extent assignable, all warranties, if any, issued to the Applicable Party or agent thereof by any manufacturer or contractor in connection with any Improvements or Personal Property with respect to such parcel of Sold Subsidiary Land;

(vii)         to the extent assignable, Contracts held by the Applicable Party with respect to the use, occupancy, maintenance, repair or operation of any of the foregoing;

(viii)        all General Intangibles with respect to such parcel of Sold Subsidiary Land; and

(ix)           (A) all right, title and interest of the Applicable Party in and to the Leases and the rents and profits therefrom, subject to Section 2.5, and (B) any security deposited under the Leases.

(e)           As used herein, the term “Other Sold Assets” means each of the assets set forth on Exhibit F.

(f)            During the Executory Period the parties will negotiate in good faith so that Personal Property located on site at any transferred property, not integral to operation of RAR’s business, will be transferred to Purchaser at Closing, at no additional cost to Purchaser and without representation, warranty or recourse to Seller, or the Applicable Party provided any sales tax due in connection therewith is paid by Purchaser.

(g)           At Purchaser’s request, Seller agrees to request that RAR cause the transfer of any one or more of the Sold Properties through a transfer in the Ownership Interests of the Applicable Party that owns such Sold Property if such Property is owned by a special purpose entity, or, if such Sold Property is not owned by a special purpose entity, to convey such Sold Property to a special purpose entity and convey to Purchaser the Ownership Interests of such special purpose entity, provided, however, that Purchaser shall pay for any transfer taxes and any and all other costs and expenses incurred in connection with the formation and existence of any special purpose entities and the transfer of such Sold Properties to such special purpose entities and that Scott Rechler, Jason Barnett and Michael Maturo shall have executed a guaranty of such payment obligations and indemnify and hold harmless the Seller Related Parties from and against any and all Claims, liabilities, losses, damages, costs or expenses as a result of the formation and existence of any such special purpose entities and the transfer of such Sold Properties to such special purpose entities. Any such special purpose entities transferred pursuant to this Section 2.2(g) shall be deemed Sold Subsidiaries.

Section 2.3             Purchase Price. The purchase price (the “Purchase Price”) for the Assets is set forth in Column A of Schedule 1 attached hereto, subject to the adjustments and prorations herein, payable as set forth below. The parties agree that the value of the Personal Property is de minimis and no part of the Purchase Price is allocable thereto. The parties further agree that, except as otherwise may be required by applicable Law, the transactions contemplated by this Agreement will be reported for all tax purposes in a manner consistent with the terms of this Agreement, and that neither party (nor any of their Affiliates) will take any position inconsistent therewith.

(a)           Simultaneously with the execution of this Agreement by Purchaser, Purchaser is delivering an aggregate deposit in the amount set forth in Column B of Schedule 1 attached hereto by delivering (a) the amount set forth in Column C of Schedule 1 attached hereto (the “Cash Deposit”) to First American Title Insurance Company, as escrow agent (when acting in the capacity of escrow agent, the “Escrow Holder”) by wire transfer of immediately available federal funds (“Wire Transfer Funds”) to the account set forth on Exhibit G, (b) to Escrow Holder, a Letter of Credit in the amount set forth in Column D of Schedule 1 attached hereto (the “Deposit A Letter of Credit”) and (c) to Escrow Holder, a Letter of Credit in the amount set forth in Column E of Schedule 1 attached hereto (the “Deposit B Letter of Credit”), a portion of which equal to the amount set forth in Column F of Schedule 1 attached hereto (the “Deposit B LC Deposit” and, together with the Deposit A Letter of Credit, the “LC Deposit”; the LC Deposit together with the Cash Deposit, the “Deposit”) shall be allocable to the Deposit under this Agreement;

(b)           Upon receipt by Escrow Holder of the Cash Deposit, Escrow Holder shall cause the same to be deposited into an interest bearing account selected by Escrow Holder mutually agreeable to Purchaser and Seller (it being agreed that Escrow Holder shall not be liable for the amount of interest which accrues thereon) in accordance with the terms of that certain Escrow Agreement of even date herewith between Seller, Purchaser and Escrow Holder. If the Closing shall occur, the interest on the Cash Deposit, if any, shall be paid to Purchaser, and, if the Closing shall not occur and this Agreement shall be terminated, then the interest earned on the Cash Deposit shall be paid to the party entitled to receive the Deposit as provided in this Agreement. The party receiving such interest shall pay any income taxes thereon.

(c)           Purchaser may replace the Cash Deposit with a Letter of Credit in the amount of the Cash Deposit (the “Replacement LC”). In such event the Cash Deposit shall be returned to Purchaser upon receipt of the Replacement LC by Escrow Holder. Purchaser may replace the LC Deposit with cash at any time prior to Closing by sending Escrow Holder Wire Transfer Funds in an amount equal to the amount of the Deposit A Letter of Credit and the Deposit B Letter of Credit (the “Additional Cash Deposit”). Upon receipt of the Additional Cash Deposit, Escrow Holder shall return the Deposit A Letter of Credit and the Deposit B Letter of Credit to Purchaser. The portion of the Additional Cash Deposit equal to the LC Deposit (the “LC Replacement Funds”) shall be held hereunder in the same manner as the Cash Deposit and shall be paid to the party entitled to the Cash Deposit.

(d)           At the Closing, the Cash Deposit and the LC Replacement Funds, if any, shall be paid to Seller and Purchaser shall deliver the balance of the Purchase Price (i.e., the Purchase Price less the Cash Deposit and the LC Replacement Funds, if any) to RAR by Wire Transfer Funds as directed by Seller, as adjusted pursuant to Section 2.5 hereof. As part of the Purchase Price, Purchaser will deliver to Seller, Wire Transferred Funds for the amount of the LC Deposit and any Replacement LC, or at Purchaser’s direction the Deposit A Letter of Credit, the Deposit B Letter of Credit (in an amount equal to the Deposit B LC Deposit) and the Replacement LC shall be drawn upon by Escrow Holder, and the proceeds shall be disbursed in the same manner as the Cash Deposit and credited against the Purchase Price; provided that Purchaser shall only receive a credit against the Purchase Price hereunder for that portion of the Deposit B Letter of Credit equal to the Deposit B LC Deposit. Upon Escrow Holder’s receipt of Wire Transferred Funds equal to sum of the LC Deposit, Escrow Holder shall return the Deposit A Letter of Credit to Purchaser.

(e)           Upon a Purchaser Default Seller may make a written demand upon Escrow Holder for payment of the proceeds of the LC Deposit and, Escrow Holder shall be entitled to and shall draw upon the same and dispose of the proceeds thereof in the same manner as it would dispose of the Deposit under this Agreement as required pursuant to the terms of Section 8.1 of this Agreement.

Section 2.4             Closing Deliveries. On the Closing Date:

(a)           Seller shall, or shall direct the Applicable Party to:

(i)            (A) for each Sold Property in which the Applicable Party owns the Fee Estate, execute and deliver to Purchaser a quitclaim deed, in the form attached hereto as Exhibit H (the “Deed”), and (b) for each Sold Property in which the Applicable Party owns the Ground Lease Estate, execute and deliver to Purchaser an assignment of Lease in the form attached hereto as Exhibit I (the “Assignment and Assumption of Ground Lease”) in each case conveying the Applicable Party’s interest in the Properties subject to the Permitted Exceptions, it being understood and agreed, that notwithstanding anything contained herein to the contrary, Purchaser shall have no right to object to any title matter, other than a violation of Section 5.4 hereof, affecting the Properties, including, without limitation, the fact that a Property may not have a certificate of occupancy or that the state or use of a Property may vary from that set forth in any certificate of occupancy that may exist;

(ii)           for each Sold Property, execute and deliver to Purchaser a bill of sale covering the Personal Property in the form attached hereto as Exhibit J;

(iii)          for each Sold Property, execute and deliver to Purchaser an assignment (the “Assignment and Assumption of Leases”) of all Leases and security deposits which shall be in recordable form and in the form attached hereto as Exhibit K;

(iv)          for each Sold Property, execute and deliver to Purchaser an assignment (the “Assignment and Assumption of Contracts”) of all Contracts, Licenses and Permits, General Intangibles, warranties and guaranties affecting such Property, in the form attached hereto as Exhibit L;

(v)           for each Sold Equity Interest, execute and deliver to Purchaser (x) an assignment (the “Assignment and Assumption of Interest”) of the Sold Equity Interests in the form attached hereto as Exhibit M and/or (y) with respect to any Sold Equity Interests that is stock of a corporation, stock certificate and a stock transfer instrument, without representation, warranty or recourse;

(vi)          for each Other Sold Asset, execute and deliver to Purchaser (x) an assignment (the “Other Sold Asset Assignment”) without representation, warranty or recourse, covering such Other Sold Asset and/or (y) with respect to any Other Sold Asset that is stock of a corporation, a stock certificate and a stock transfer instrument, without representation, warranty or recourse;

(vii)         execute and deliver to Purchaser a nonforeign affidavit;

(viii)        for each Sold Property, execute and deliver to Purchaser a letter addressed to each tenant, licensee or occupant under any Lease (“Tenant”) advising the Tenant of the sale of the Property and assignment of its Lease in the form attached hereto as Exhibit O;

(ix)           execute and deliver to Purchaser the Proration Agreement;

(x)            Seller shall deliver a copy of such corporation resolution of Seller, if any, provided in connection with the Merger Closing; and

(xi)           execute and deliver to Purchaser such documents as Purchaser may reasonably require to evidence the assignment of the Systems without representation, warranty or recourse.

(b)           Seller shall endeavor to cause the Applicable Party to deliver to Purchaser the following items without representation, warranty or recourse to Seller, the Applicable Party or any Seller Related Party the following items; provided, however, that the delivery of such items shall in no way be deemed a condition precedent to closing and the failure of which shall not be a default hereunder; provided, further that if Seller or the Applicable Party obtains such items after Closing it shall turn them over to Purchaser:

(i)            for each Sold Property, deliver to Purchaser the security deposits then held by the Applicable Party pursuant to the Leases, and to the extent that any security deposit made under a Lease is in the form of a letter of credit to the extent within Seller’s control (including Seller’s ability to direct the Applicable Party), deliver such assignments and other instruments as Purchaser may reasonably require to transfer such letter of credit to Purchaser or, if Purchaser so requires, to Purchaser’s mortgage lender on the applicable Property; provided, that Purchaser shall pay all fees in connection with the transfer of any letters of credit if the Tenant is not obligated to pay such fees; and provided, further, that after Closing, until any such letter of credit is transferred or replaced, upon receipt of Purchaser’s certification that a default has occurred under the applicable lease entitling the landlord thereunder to apply the security deposit, Seller shall cause the Applicable Party to draw upon such letter of credit and deliver the proceeds thereof to Purchaser. Purchaser hereby indemnifies and holds the Seller Related Parties harmless against all Claims, demands, costs, expenses, liabilities, judgments and suits (including reasonable attorneys’ fees and disbursements) which the Seller Related Parties may incur as a result of any such drawing upon the letter of credit and such indemnification shall survive Closing;

(ii)           with respect to each Property, deliver to Purchaser or Purchaser’s property manager signed originals or, if unavailable, copies, of all Leases;

(iii)          with respect to each Property or Other Sold Asset that includes a Contract, deliver to Purchaser or Purchaser’s property manager signed originals or, if unavailable, copies, of all Contracts, including the Contracts, and Licenses and Permits;

(iv)          with respect to each Property, deliver to Purchaser or Purchaser’s property manager for all Improvements copies of all warranties, guaranties, service manuals and other documentation in the possession or control of Seller, its agents or any Affiliate pertaining to such Property;

(v)           with respect to each Property, deliver to Purchaser or Purchaser’s property manager for all Improvements all keys and combinations to locks that are in the possession or control of Seller or the Applicable Party;

(vi)          with respect to each Property, deliver to Purchaser or Purchaser’s property manager for all Improvements copies of all plans and specifications that are in the possession or control of Seller or the Applicable Party;

(vii)         intentionally omitted;

(viii)        deliver to Purchaser or Purchaser’s property manager (with Seller having the right to retain copies thereof) all of the Books and Records;

(ix)           Deliver notices to the service providers under the contracts advising them of the sale of the Asset; and

(x)            Will request resolutions from the Applicable Parties authorizing the transactions.

(c)           Purchaser shall:

(i)            deliver to Seller the balance of the Purchase Price payable at the Closing in accordance with Section 2.3, as adjusted for apportionments under Section 2.5;

(ii)           execute and deliver to Seller the Assignment and Assumption of Leases;

(iii)          execute and deliver to Seller the Proration Agreement;

(iv)          execute and deliver to Seller the Assignment and Assumption of Contracts;

(v)           execute and deliver to Seller the Assignment and Assumption of Interest;

(vi)          execute and deliver to Seller the Assignment and Assumption of Ground Lease;

(vii)         execute and deliver to Seller the Other Sold Asset Assignment; and

(viii)        execute and deliver to Seller the Assumed Debt Indemnity Agreement, if necessary.

(d)           Not later than two (2) Business Days prior to Closing Purchaser may designate one or more different entities to which Assets shall be conveyed in accordance with this Agreement, provided that at Closing, such designee assumes, in writing, those obligations imposed under this Agreement upon Purchaser which survive the Closing with respect to such Assets conveyed to such designee; provided, further, that the assumption by such designee shall not relieve Purchaser from any obligations or liability arising under this Agreement, and that Purchaser indemnifies and holds Seller and the Seller Related Parties harmless from any Claims, liabilities, losses, damages costs and expenses (including reasonable attorneys’ fees) incurred by Seller or the Seller Related Parties as a result of such designation.

(e)           Subject to Section 2.5(f) below, if, pursuant to Section 2.5, the prorations owed Seller exceed the prorations owed Purchaser, then Purchaser shall, at the Closing, pay to Seller the amount by which the prorations owed Seller exceed the prorations owed Purchaser. Subject to Section 2.5(f) below, if, pursuant to Section 2.5, the prorations owed Purchaser exceed the prorations owed Seller, then Seller shall, at the Closing, provide Purchaser a credit in the amount by which the prorations owed Purchaser exceed the prorations owed Seller.

(f)            After Closing, if either party (the “Requesting Party”) provides evidence reasonably satisfactory to the other party (the “Other Party”) that an item should have been delivered by the Other Party to the Requesting Party at Closing, the Other Party agrees to reasonably cooperate with the Requesting Party to cause such delivery to occur. The provisions of this Section 2.4(f) shall survive Closing.

Section 2.5             Prorations.

(a)           The items described below with respect to each Property shall be apportioned between Seller and Purchaser and shall be prorated on a per diem basis as of 11:59 p.m. of the day before the Closing Date:

(i)            annual rents, other fixed charges (including prepaid rents), unfixed charges and additional rents (including, without limitation, on account of taxes, porter’s wage, electricity and percentage rent), in each case paid under the Leases (it being agreed that any such amounts not paid prior to the Closing Date shall not be apportioned but shall be dealt with in accordance with the provisions of Section 2.6);

(ii)           amounts payable under the Contracts to be assigned to Purchaser;

(iii)          real estate taxes, vault taxes, water charges and sewer rents, if any, on the basis of the fiscal year for which assessed, to the extent not paid or payable directly to such applicable government authority or utility by any Tenant under its Lease;

(iv)          fuel, electric and other utility costs, to the extent not paid or payable directly to such applicable government authority or utility by any Tenant under its Lease;

(v)           intentionally omitted

(vi)          assessments, if any, to the extent not paid or payable directly by any Tenant under its Lease, provided, however, that any remaining installments with respect to any assessment or improvement lien for water, sewer or other utilities or public improvements shall be paid by Seller or the Applicable Party if due and payable prior to the Closing and by Purchaser if due and payable subsequent to the Closing;

(vii)         dues to owner and marketing organizations;

(viii)        amounts payable under reciprocal operating agreements, easements and similar instruments;

(ix)           other items customarily apportioned in sales or transfers of real property in the jurisdiction in which the applicable Property is located; and

(x)            Leasing Commissions, tenant improvements and capital improvements shall be apportioned in accordance with Paragraph 5 of the Letter Agreement. Rent abatements, free rent and rent concessions, if any, payable under or in respect of any and all Leases entered into at any time prior to the Closing shall be and are hereby expressly assumed by, Purchaser. All leasing brokerage commissions (or unpaid installments thereof) due and payable under or in respect of any renewal, extension or expansion option provided for in any Lease shall be allocated to, and are hereby expressly assumed by, Purchaser. After Closing the parties agree to reconcile the amounts of all leasing brokerage commissions, all tenant improvement allowances, all tenant improvement work, all development costs and all capital improvements undertaken with the respect to the Assets after the date hereof and agree to reapportion any amounts owed between the parties pursuant to this Section or pursuant to the Letter Agreement. If any amounts are payable hereunder or under the Letter Agreement after Closing, Seller and Purchaser agree that the party that owes such amount shall remit the same promptly after a final determination has been made. If the parties can not agree on a final determination the parties agree that the dispute shall be submitted to an Expedited Arbitration Proceeding.

(xi)           Intentionally Omitted

(xii)          Purchaser shall receive a credit at Closing equal to the outstanding principal balance of any Assumed Indebtedness encumbering the Assets actually purchased by Purchaser or a designee, but not for any capitalized interest, default interest, sums and other charges due and owing. Accrued and unpaid interest on such Assumed Indebtedness in respect of the month of Closing shall be apportioned and prorated on a per diem basis as required pursuant to clause (a) above. The Applicable Parties shall receive a credit for the amount in any reserves under such Assumed Indebtedness and Purchaser shall have all right, title and interest to such reserves.

(b)           If the Closing Date shall occur before the tax rate or assessment is fixed for the tax year in which the Closing Date occurs, the apportionment of taxes shall be upon the basis of the tax rate or assessment for the next preceding year applied to the latest assessed valuation and Seller and Purchaser shall readjust real estate taxes promptly upon the fixing of the tax rate or assessment for the tax year in which the Closing Date occurs.

(c)           If there is a water or other utility meter(s) on a Property, Seller shall request that the Applicable Party to furnish a reading to a date not more than thirty (30) days prior to the Closing Date and the unfixed meter charge and the unfixed sewer rent, if any, based thereon for the intervening time shall be apportioned on the basis of such last reading. If Seller or the Applicable Party cannot readily obtain such a current reading, the apportionment shall be based upon the most recent reading.

(d)           At the Closing, if, Purchaser elects to take an assignment of any utility deposit made by Seller or the Applicable Party with any utility company, then Purchaser shall reimburse Seller for such utility deposit and Seller shall or shall cause the Applicable Party to execute such documents as may be required to assign its rights in such deposits to Purchaser and provide such utility companies with notice of such assignment, if necessary (in each case in form and substance reasonably satisfactory to Purchaser). Any utility deposits not so assigned to Purchaser shall be refunded to Seller.

(e)           Seller and Purchaser shall prepare an agreement (the “Proration Agreement”) setting forth on a Property-by-Property basis in reasonable detail the prorations described in this Section 2.5 and stating the net amount owed to Seller or Purchaser, as the case may be, on account thereof. Seller and Purchaser shall execute and deliver the Proration Agreement as provided in Section 2.4.

(f)            If any of the items described above cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned or otherwise, or are incorrectly apportioned at the Closing, or subsequent thereto, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date such error is discovered, as applicable.

(g)           With respect to Sold Equity Interests, the parties shall make the adjustments in this Section 2.5 only with respect to the Applicable Party’s percentage ownership interest in the applicable subsidiary.

(h)           The provisions of this Section 2.5 shall survive the Closing.

Section 2.6             Post Closing Collections.

(a)           If, at the Closing, any fixed rents (including electricity, if applicable) additional rents or other amounts payable by Tenants to be apportioned pursuant to this Agreement are unpaid, Purchaser agrees that the first moneys received by it from such Tenant shall be received and held by Purchaser in trust, and shall be disbursed as follows:

(i)            First, on account of fixed rents (including electricity, if applicable) additional rents or other amounts payable by Tenants to be apportioned pursuant to this Agreement in respect of the month in which the Closing occurs (the “Current Month”), to be apportioned between Seller and Purchaser, as provided in Section 2.5;

(ii)           Next, to Purchaser in an amount equal to all fixed rents (including electricity, if applicable) additional rents or other amounts payable by Tenants to be apportioned pursuant to this Agreement, owing by such Tenant to Purchaser in respect of all periods after the Current Month;

(iii)          Next, to Seller, in an amount equal to all fixed rents (including electricity, if applicable) additional rents or other amounts payable by Tenants to be apportioned pursuant to this Agreement owing by such Tenant to Applicable Party in respect of all periods prior to the Current Month; and

(iv)          the balance, if any, to Purchaser.

Each party agrees to remit reasonably promptly to the other the amount of such rents, additional rents or any other amounts to be apportioned pursuant to this Agreement to which such party is so entitled and to account to the other party monthly in respect of same. Seller shall have the right from time to time for a period of three hundred sixty-five (365) days following the Closing, on reasonable prior notice to Purchaser, to review Purchaser’s rental records with respect to the Assets to ascertain the accuracy of such accountings.

(b)           If the Closing shall occur prior to the time when any rental payments for fuel pass-alongs, so-called escalation rent or charges based upon real estate taxes, operating expenses, labor costs, cost of living or consumer price increases, a percentage of sales or like items (collectively, “Overage Rent”) are payable for any period which includes the period prior to the Closing, then such Overage Rent for the applicable accounting period in which the Closing occurs shall be apportioned subsequent to the Closing. Purchaser agrees that it will receive in trust and pay over to Seller, within five (5) days after Purchaser’s receipt thereof, a pro-rated amount of such Overage Rent paid subsequent to the Closing by such Tenant based upon the portion of such accounting period which occurs prior to the Closing (to the extent not theretofore collected by the Applicable Party on account of such Overage Rent prior to the Closing), and shall account to Seller in respect of the same. If, prior to the Closing, the Applicable Party shall collect any sums on account of Overage Rent or fixed rent for a year or other period, or any portion of such year or other period, beginning prior but ending subsequent to the Closing, such sums shall be apportioned at the Closing as of the date of the Closing. If, subsequent to the Closing, the Applicable Party shall collect any sums on account of Overage Rent or fixed rent for a year or other period, or any portion of such year or other period, beginning prior to but ending subsequent to the Closing, such sums shall be apportioned subsequent to the Closing. The Applicable Party shall receive in trust and pay over to Purchaser, within five (5) days after the Applicable Party’s receipt thereof, a pro-rated amount of such Overage Rent received by such Applicable Party subsequent to the Closing from such Tenant based upon the portion of such accounting period which occurs subsequent to the Closing.

(c)           Intentionally Omitted.

(d)           The provisions of this Section 2.6 shall survive the Closing.

Section 2.7             Transfer and Recordation Taxes; Responsibility for Recording. At the Closing, Purchaser shall pay any and all transfer taxes, recording charges and other similar costs and expenses payable in connection with the transactions contemplated hereunder. Seller and Purchaser shall execute and deliver all returns, questionnaires, and any necessary supporting documents, instruments and affidavits, in form and substance reasonably satisfactory to each party, required in connection with any of the aforesaid taxes. The provisions of this Section 2.7 shall survive the Closing.

Section 2.8             Closing Expenses. Except as otherwise expressly provided herein, Seller (or the Applicable Party, as applicable) and Purchaser each shall be responsible for the payment of their respective closing expenses and expenses in negotiating and carrying out their respective obligations under this Agreement. Purchaser shall also pay (i) all costs and expenses of Purchaser’s Due Diligence, (ii) all of Purchaser’s title charges and survey costs, including the premiums on Purchaser’s title policies, if any, (iii) without in any way diminishing the effect of Section 11.14 hereof, any and all costs associated with any financing Purchaser may obtain to consummate the acquisition of the Assets, (iv) any and all exit fees, yield maintenance premiums, default interest, prepayment premiums, defeasance costs or other fees (including attorneys fees) in connection with the Existing Debt, (v) all payments required to be paid under all tax protection agreements or other similar agreements which may be triggered as a result of the transfer of any of the Assets and (vi) any additional transfer taxes or other expenses incurred by Seller or the Applicable Parties as a result of a change at Purchaser’s request in the order of the Closing of the Assets and the Merger Closing. The provisions of this Section 2.8 shall survive Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 3.1             Representations and Warranties by Purchaser. Purchaser makes the following representations and warranties, each of which is true and correct as of the date hereof and as of the Closing Date:

(a)           Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. This Agreement and the transactions contemplated herein do not contravene any of the provisions of the Certificate of Formation or Operating Agreement of Purchaser.

(b)           The execution and delivery of this Agreement and all related documents and the performance of its obligations hereunder and thereunder by Purchaser do not conflict with any provision of any law or regulation to which Purchaser is subject, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which Purchaser is a party or by which Purchaser is bound or any order or decree applicable to Purchaser, or result in the creation or imposition of any lien on any of Purchaser’s respective assets or property, which would adversely affect the ability of Purchaser to perform its obligations under this Agreement. Purchaser has obtained all consents, approvals, authorizations or orders of any court or governmental agency or body, if any, required for the execution, delivery and performance by Purchaser of this Agreement.

(c)           Purchaser has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief relating to Purchaser or any of its property under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Purchaser. No general assignment of Purchaser’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its property. Purchaser is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Purchaser insolvent.

(d)           The provisions of this Section 3.1 shall survive the Closing or the termination of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.1             Representations and Warranties by Seller. Seller makes the following representations and warranties, each of which is true and correct as of the date hereof and as of the Closing Date:

(a)           Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland. This Agreement has been duly authorized,

executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. This Agreement and the transactions contemplated herein do not contravene any of the respective provisions of the Certificates of Incorporation or By-Laws of Seller.

(b)           The execution and delivery of this Agreement and all related documents and the performance of its obligations hereunder and thereunder by Seller do not conflict with any provision of any law or regulation to which Seller is subject, or conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any material agreement or instrument to which Seller is a party or by which Seller is bound or any order or decree applicable to Seller, or result in the creation or imposition of any lien on any of its assets or property which would adversely affect the ability of Seller to perform its obligations under this Agreement. Seller has obtained all consents, approvals, authorizations or orders of any court, governmental agency or body and of all Third Parties, if any, required for the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

(c)           Seller has not filed any petition seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief relating to Seller or any of its property under any law relating to bankruptcy or insolvency, nor has any such petition been filed against Seller. No general assignment of Seller’s property has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Seller or any material portion of its property. Seller is not insolvent and the consummation of the transactions contemplated by this Agreement shall not render Seller insolvent.

(d)           Seller is not a “foreign person” as defined in Section 1445 of the Code and the regulations promulgated thereunder.

(e)           The provisions of this Section 4.1 shall survive the Closing or other termination of this Agreement.

Section 4.2             Purchaser hereby acknowledges that none of the Seller Related Parties nor any agent nor any representative nor any purported agent or representative of any of the Seller Related Parties have made, and none of the Seller Related Parties are liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information pertaining to the Assets or any part thereof except as set forth in this Agreement. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties, the Seller Related Parties have not made any representations or warranties express or implied, as to (a) the current or future real estate tax liability, assessment or valuation of the Assets, (b) the potential qualification of the Assets for any and all benefits conferred by Federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated, (c) the compliance of the Assets, in their current or any future state, with applicable zoning ordinances and the ability to obtain a change in the zoning or a variance with respect to the Assets’ non-compliance, if any, with said zoning ordinances, (d) the availability of any financing for the alteration, rehabilitation or operation of the Assets from any source, including, without limitation, any state, city or Federal government or any institutional lender (except as may be expressly provided in the Seller Loan Commitment), (e) the current or future use of the Assets, including, without limitation, the Assets’ use for residential (including hotel, cooperative or condominium use) or commercial purposes, (f) the present and future condition and operating state of any and all machinery or equipment on the Assets and the present or future structural and physical condition of any building or its suitability for rehabilitation or renovation, (g) the ownership or state of title of any personal property on the Assets, (h) the presence or absence of any Laws and Regulations or any Violations, (i) the compliance of the Assets or the Leases (or the fixed rents and additional rents thereunder) with any rent control or similar law or regulation, (j) the ability to relocate any Tenant or to terminate any Lease, (k) the layout, leases, rents, income, expenses, operation, agreements, licenses, easements, instruments, documents or Contracts of or in any way affecting the Assets and (l) the truth or accuracy of any of the information contained in the exhibits to this Agreement. Further, none of the Seller Related Parties are liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations or any other information respecting the Assets furnished by any of the Seller Related Parties or any broker, employee, agent, consultant or other person representing or purportedly representing any of the Seller Related Parties. The provisions of this Section 4.2 shall survive the Closing.

Section 4.3             None of the Seller Related Parties have made any representations that the Applicable Parties own the Assets in the manner set forth on the exhibits hereto; and to the extent that an Applicable Party owns an Asset in a manner other than as set forth in the appropriate exhibit, the exhibits will be deemed changed to correct such error and the Closing shall proceed hereunder in the manner appropriate for such type of Asset whether it be a fee, leasehold or ownership interest in an entity and Purchaser shall not be afforded an adjustment to the Purchase Price or any ability to terminate this Agreement as a result of such error. The provisions of this Section 4.3 shall survive Closing.

ARTICLE V

COVENANTS; OPERATING COVENANTS; PROPERTY MANAGEMENT

Section 5.1             [INTENTIONALLY OMITTED.]

Section 5.2             [INTENTIONALLY OMITTED.]

Section 5.3             Estoppels. If Seller has the right pursuant to the Merger Agreement, between the date of this Agreement and the Closing, to the extent requested by Purchaser, Seller shall request from every Tenant, ground lessor, or other person designated by Purchaser, an estoppel certificate in a form designated by Purchaser; provided, however, that the form, substance or content of such estoppels and the delivery of the same shall not be a condition to closing hereunder. Seller shall deliver to Purchaser copies of any estoppels it receives.

Section 5.4             Seller Covenants. Seller covenants not to (a) encumber the Assets or the Sold Subsidiary Properties or (b) agree to sell or cause to be sold the Assets or the Sold Subsidiary Properties to a third party during the Executory Period.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1             Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the Closing shall be subject to the fulfillment or written waiver at or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Seller set forth in Article IV shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

(b)           Performance of Obligations. Seller shall have in all material respects performed all obligations required to be performed by Seller under this Agreement on or prior to the Closing Date.

(c)           Delivery of Documents. Each of the documents required to be delivered by the Applicable Parties at the Closing shall have been delivered as provided therein.

(d)           Seller Financing. No breach of Section 8.1 shall have occurred with respect to Seller Financing under this Contract or any of the Other Contracts, or if a breach of Section 8.1 shall have occurred under an Other Contract with respect to Seller Financing such Other Contract shall not have been terminated as a result of such breach.

Section 6.2             Conditions to Obligation of Seller. The obligation of Seller to effect the Closing, shall be subject to the fulfillment or written waiver at or prior to the Closing Date of the following conditions:

(a)           Representations and Warranties. The representations and warranties of Purchaser set forth in Article III shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date.

(b)           Performance of Obligations. Purchaser shall have in all material respects performed all obligations required to be performed by it under this Agreement on or prior to the Closing Date, including without limitation, payment of the Purchase Price.

(c)           Delivery of Documents. Each of the documents required to be delivered by Purchaser at the Closing shall have been delivered as provided therein.

Section 6.3             Failure of Condition.

(a)           Subject to Sections 6.3(b) below, if, on the Closing Date or with respect to clause (z) below the “Termination Date” (as defined in the Merger Agreement), (x) any condition to Seller’s obligation to close hereunder shall not be satisfied, then Seller shall be entitled to terminate this Agreement, (y) any condition to Purchaser’s obligation to close hereunder shall not be satisfied, then Purchaser shall be entitled to terminate this Agreement or (z) either (A) the Merger Agreement shall have terminated without the Merger thereunder having occurred or being capable of occurring immediately after the Closing, or (B) any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing or prohibiting the Closing shall have become final and non-appealable, then in either case this Agreement shall terminate.

(b)           If this Agreement shall terminate pursuant to Section 6.3(a), 6.3(c) or 6.3(d), then neither party shall have any further obligation or liability to the other, except for any such obligation or liability which expressly survives the termination of this Agreement and Purchaser shall receive a return of the Deposit plus all interest earned thereon; provided, notwithstanding the foregoing, that if any such termination is due to a party’s default in performing its material obligations hereunder, then the remedies under Section 8.1 shall control.

(c)           If and to the extent Seller, without the consent of Purchaser, either (i) accelerates the closing date under the Merger Agreement to a date earlier than January 2, 2007 or (ii) extends the closing date under the Merger Agreement to a date later than January 30, 2007 or (iii) amends the Merger Agreement, the effect of such amendment being a material adverse effect on the Assets or on the “Assets” under any Other Contract, then in any such event within three (3) Business Days of written notice of such acceleration, extension or amendment from Seller, Purchaser may terminate this Agreement and receive a return of the Deposit and any interest earned thereon. TIME BEING OF THE ESSENCE with respect to Purchaser’s obligation to terminate the Agreement in the time frame provided.

(d)           If an “RRR Material Adverse Effect” (as defined in the Merger Agreement) has occurred with respect to the Assets entitling Seller to terminate the Merger Agreement, then Purchaser may send written notice of its intention to terminate this Agreement to Seller within five (5) Business Days of Purchaser’s knowledge of the occurrence of such event. If Seller agrees with such determination then this Agreement shall terminate and Purchaser shall receive a return of the Deposit plus all interest earned thereon. If Seller disagrees with such determination it shall send written notice of such objection to Purchaser within fifteen (15) Business Days of receipt of Purchaser’s termination notice, the Deposit shall remain in escrow and the issue shall be determined by an Expedited Arbitration Proceeding. The prevailing party in the Expedited Arbitration Proceeding shall be entitled to receive the Deposit and all interest earned thereon.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1             Casualty and Condemnation.

(a)           Casualty. If all or any part of any Property is damaged by fire or other casualty occurring following the date hereof and prior to the Closing, the parties shall nonetheless consummate the transactions in accordance with this Agreement, without any liability or obligation on the part of Seller by reason of such casualty. Seller shall or shall cause the Applicable Party to, on the Closing Date, (i) assign and remit to Purchaser without representation, warranty or recourse, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds under any relevant insurance policy which may have been collected by Seller or the Applicable Party, as the case may be, as a result of such casualty less the reasonable expenses incurred by Seller in obtaining such award or proceeds and in actually repairing or restoring such Property, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of the Applicable Party’s right to any such award or other proceeds which may be payable to the Applicable Party as a result of such casualty without representation, warranty or recourse. Seller will and will cause the Applicable Party to reasonably cooperate with Purchaser, at Purchaser’s cost, in its prosecution of any Claims thereto. The provisions of this Section 7.1(a) supersede the provisions of Section 5-1311 of the General Obligations Law of the State of New York.

(b)           If, prior to the Closing Date, any part of any Property is taken, or if Seller or the Applicable Party, as the case may be, shall receive an official notice from any Governmental Authority having eminent domain power of its intention to take, by eminent domain proceeding, all or any part of any Property (a “Taking”), then the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any liability or obligation on the part of Seller by reason of such Taking. Seller shall or shall cause the Applicable Party to, on the Closing Date, (i) assign and remit to Purchaser without representation, warranty or recourse, and Purchaser shall be entitled to receive and keep, the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller or the Applicable Party, as the case may be, as a result of such Taking less the reasonable expenses incurred by Seller in obtaining such award or proceeds and in actually repairing or restoring such Property, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of the Applicable Party’s right to any such award or other proceeds which may be payable to the Applicable Party as a result of such Taking without representation, warranty or recourse.

Section 7.2             Tax Proceedings. If any proceedings for the reduction of the assessed valuation of the Assets (“Tax Proceedings”) relating to any tax years ending prior to the tax year in which the Closing occurs are pending at the time of the Closing, Seller reserves and shall have the right to cause the Applicable Party to continue to prosecute and/or settle the same in Seller’s sole discretion at no cost or expense to Purchaser, and any refunds or credits due for the periods prior to Purchaser’s ownership of the Property shall remain the sole property of Seller (subject to the rights, if any, of space lessees thereto). Refunds or credits received for periods subsequent to the Applicable Party’s ownership of the Property shall be the sole property of Purchaser. From and after the date hereof until the Closing, ROP is hereby authorized to commence any new Tax Proceedings and/or continue any Tax Proceedings, and in ROP’s sole discretion at its sole cost and expense to litigate or settle same; provided, however, that Purchaser shall be entitled to that portion of any refund relating to the period occurring after the Closing after payment to Seller of all costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by Seller in obtaining such refund; and provided, further that after the Closing, ROP shall not settle any Tax Proceedings in respect of the year of Closing covering periods after the Closing without Purchaser’s consent, not to be unreasonably withheld. Purchaser shall deliver to Seller, reasonably promptly after request therefor, receipted tax bills and canceled checks used in payment of such taxes and shall execute any and all consents or other documents, and do any act or thing necessary for the collection of such refund by Seller. The provisions of this Section 7.2 shall survive the Closing.

ARTICLE VIII

DEFAULT

Section 8.1             Termination By Reason of Default.

(a)           If Seller shall be ready, willing and able to close and Purchaser shall default in the performance of any of its material obligations to be performed on the Closing Date (a “Purchaser Default”), Seller’s sole remedy by reason thereof shall be to terminate this Agreement and, upon such termination, Seller shall be entitled to retain the Deposit (and any interest earned thereon) as liquidated damages for Purchaser’s default hereunder, IT BEING AGREED THAT THE DAMAGES BY REASON OF PURCHASER’S DEFAULT ARE DIFFICULT, IF NOT IMPOSSIBLE, TO ASCERTAIN, AND THEREAFTER PURCHASER AND SELLER SHALL HAVE NO FURTHER RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT EXCEPT FOR THOSE THAT ARE EXPRESSLY PROVIDED IN THIS AGREEMENT TO SURVIVE THE TERMINATION HEREOF. Upon a Purchaser Default hereunder Escrow Holder (or Seller if Seller is the beneficiary with respect to the LC Deposit) is hereby irrevocably authorized to draw upon (i) the Deposit B Letter of Credit in an amount equal to the Deposit B LC Deposit and pay the proceeds thereof equal to the Deposit B LC Deposit to Seller, (ii) the Deposit A Letter of Credit and pay the proceeds thereof to Seller and (iii) the Replacement LC if posted, and pay the proceeds thereof to Seller.

(b)           If Purchaser shall be ready, willing and able to close and Seller shall default in any of its material obligations to be performed on the Closing Date, including the failure to provide the Seller Financing pursuant to the terms of the Seller Loan Commitment, Purchaser as its sole remedy by reason thereof (in lieu of prosecuting an action for damages or proceeding with any other legal course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser, to the extent legally permissible, following and upon advice of its counsel) shall have the right to terminate this Agreement and receive a return of the Deposit (together with any interest earned thereon), upon which Seller shall be released from any further liability to Purchaser hereunder; provided, however, that if Seller’s default is as a result of the refusal to direct the Assets to be conveyed under Section 1.11 of the Merger Agreement, Purchaser may seek specific performance of Seller’s obligations hereunder to direct the Assets to be conveyed provided that any such action for specific performance must be commenced within thirty (30) days after such default and provided, further, that should Purchaser prevail in such action for specific performance, Seller will reimburse Purchaser for its actual out of pocket expenses incurred in connection with the Closing that would not have been incurred had Seller not defaulted under this Agreement. Notwithstanding the foregoing, (i) if Seller’s default is as a result of a failure to provide the Seller Financing, Purchaser may either (A) seek specific performance of Seller’s obligations under the Seller Loan Commitment provided that any such action for specific performance must be commenced within thirty (30) days after such default and provided, further, that should Purchaser prevail in such action for specific performance, Seller will reimburse Purchaser for its actual out of pocket expenses incurred in connection with the Closing that would not have been incurred had Seller not defaulted under this Agreement or (B) terminate this Agreement and receive a return of the Deposit (together with any interest earned thereon) and make a Claim against Seller for its actual out of pocket expenses incurred as a result of Seller’s failure to provide the Seller Financing in accordance with the terms of the Seller Loan Commitment or (ii) if Seller’s default is as a result of the conveyance of the Assets by Seller to a third party, not Affiliated with Purchaser, in violation of this Agreement and specific performance is not available to Purchaser as a remedy, then Purchaser may seek its actual damages from Seller. Except as set forth in the preceding two sentences, in no event whatsoever shall any of the Seller Related Parties be liable to Purchaser for any damages of any kind whatsoever.

(c)           The provisions of this Section 8.1 shall survive the termination hereof.

ARTICLE IX

AS IS

Section 9.1             Purchaser has performed and completed to its satisfaction (a) its due diligence review, examination and inspection of all matters relating to Purchaser’s acquisition of the Assets, including without limitation, the review of any title reports, surveys, building plans and specifications, building certificates of occupancy (if any), the Laws and Regulations, the Rights, the Facts, the Leases, the Contracts, the Violations and all financial information in respect of the operation of the Assets, and (b) all physical inspections and environmental, engineering and architectural studies of the Assets (all of the foregoing described in (a) and (b) being herein referred to as “Purchaser’s Due Diligence”).

Section 9.2             Purchaser is expressly purchasing the Properties in their existing condition “AS IS, WHERE IS, AND WITH ALL FAULTS” with respect to all facts, circumstances, conditions and defects, and none of the Seller Related Parties has any obligation to determine or correct any such facts, circumstances, conditions or defects or to compensate Purchaser for same. Seller has specifically bargained for the assumption by Purchaser of all responsibility to investigate the Assets, Laws and Regulations, Rights, Facts, Leases, Contracts and Violations and of all risk of adverse conditions and has structured the Purchase Price and other terms of this Agreement in consideration thereof. Purchaser has undertaken all such investigations of the Assets, Laws and Regulations, Rights, Facts, Leases, Contracts and Violations as Purchaser deems necessary or appropriate under the circumstances as to the status of the Assets and based upon same, Purchaser is and will be relying strictly and solely upon such inspections and examinations and the advice and counsel of its own consultants, agents, legal counsel and officers and Purchaser is and will be fully satisfied that the Purchase Price is fair and adequate consideration for the Assets and, by reason of all the foregoing, Purchaser assumes the full risk of any loss or damage occasioned by any fact, circumstance, condition or defect pertaining to the Assets.

Section 9.3             Seller Related Parties hereby disclaim all warranties of any kind or nature whatsoever (including warranties of habitability and fitness for particular purposes), whether expressed or implied, including, without limitation, warranties with respect to the Assets. Purchaser acknowledges that it is not relying upon any representation of any kind or nature made by any of the Seller Related Parties with respect to the Assets, and that, in fact, no such representations were made.

Section 9.4             None of the Seller Related Parties makes any warranty with respect to the presence of Hazardous Materials (as hereinafter defined) on, above or beneath the Assets (or any parcel in proximity thereto) or in any water on or under the Assets. Purchaser’s consummation of the closing hereunder shall be deemed to constitute an express waiver of Purchaser’s right to cause Seller to be joined in any action brought under any Environmental Laws (as hereinafter defined). The term “Hazardous Materials” means (a) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants,” as such terms are defined under the Environmental Laws, or any of them, (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof, (c) natural gas, synthetic gas and any mixtures thereof, (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable (collectively, “Asbestos”), (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids, (f) radon, (g) any other hazardous or radioactive substance, material, pollutant, contaminant or waste, and (h) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring or remediation. The term “Environmental Laws” means all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees and binding judgments relating to the regulation and protection of human health, safety, the environment and natural resources (including, without limitation, ambient air, surface, water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S. §§ 6901 et seq.), the Toxic Substance Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), Environmental Protection Agency regulations pertaining to Asbestos (including, without limitation, 40 C.F.R. Part 61, Subpart M, the United States Environmental Protection Agency Guidelines on Mold Remediation in Schools and Commercial Buildings, the United States Occupational Safety and Health Administration regulations pertaining to Asbestos including, without limitation, 29 C.F.R. Sections 1910.1001 and 1926.58), applicable New York State and New York City statutes and the rules and regulations promulgated pursuant thereto regulating the storage, use and disposal of Hazardous Materials, the New York City Department of Health Guidelines on Assessment and Remediation of Fungi in Indoor Environments and any state or local counterpart or equivalent of any of the foregoing, and any federal, state or local transfer of ownership notification or approval statutes.

Section 9.5             Purchaser has relied solely upon Purchaser’s own knowledge of the Assets based on Purchaser’s Due Diligence in determining the Assets’ physical condition. Purchaser releases the Seller Related Parties and their respective successors and assigns from and against any and all claims which Purchaser or any party related to or affiliated with Purchaser (each, a “Purchaser Related Party”) has or may have arising from or related to any matter or thing related to or in connection with the Assets including the documents and information referred to herein, the operative documents governing the Assets (including, without limitation, any claims by members or partners under any joint venture agreements) the Leases and the lessees thereunder, any construction defects, errors or omissions in the design or construction and any environmental conditions, and neither Purchaser nor any Purchaser Related Party shall look to the Seller Related Parties or their respective successors and assigns in connection with the foregoing for any redress or relief. This release shall be given full force and effect according to each of its express terms and provisions, including those relating to unknown and unsuspected claims, damages and causes of action. To the extent required to be operative, the disclaimers and warranties contained herein are “conspicuous” disclaimers for purposes of any applicable law, rule, regulation or order.

Section 9.6             The provisions of this Article 9 shall survive the termination of this Agreement or the Closing and shall not be deemed to have merged into any of the documents executed or delivered at the Closing.

ARTICLE X

NOTICES

Section 10.1           Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given (i) by registered or certified mail, return receipt requested, (ii) by personal delivery, (iii) by facsimile transmission if a confirmation of transmission is produced by the sending machine (with a hard copy sent simultaneously by one of the methods described in clauses (i), (ii) or (iv) of this Section 10.1) or (iv) by nationally recognized overnight courier, in each case to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

(a)           If to Seller, to:

c/o SL Green Realty Corp.
420 Lexington Avenue, 19th Floor
New York, New York 10170
Attention:  Andrew S. Levine
Facsimile:  (212) 216-1785

with a copy to:

Solomon and Weinberg LLP
900 Third Avenue
New York, New York 10022
Attention:  Craig H. Solomon, Esq.
Facsimile:  (212) 605-0999

(b)           If to Purchaser, to:

625 Reckson Plaza
Uniondale, New York 11556
Attention:  Jason Barnett, Esq.
Facsimile:  (516) 506-6813

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention:  Joshua Mermelstein, Esq.
Fax No.:  (212) 859-8582

and a copy to:

Paul Hastings Janofsky & Walker LLP
75 East 55th Street
New York, New York  10022
Attention:  Robert J. Wertheimer, Esq.
Fax No.:  (212) 318-6936

A notice shall be deemed given upon receipt (or refusal to accept delivery or inability to deliver by reason of changed address of which notice was not given in accordance with this Section 10.1) as evidenced by the return receipt, or the receipt of the personal delivery or overnight courier service, or telecopier transmission electronic confirmation, as applicable. Either party may change its address for notices by giving the other party not less than 10 days prior notice thereof. The parties agree that its respective counsel may send notices on their behalf.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1           Severability. Each part of this Agreement is intended to be severable. If any term, covenant, condition or provision hereof is unlawful, invalid, or unenforceable for any reason whatsoever, and such illegality, invalidity, or unenforceability does not affect the remaining parts of this Agreement, then all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the invalid or unenforceable part had not been included.

Section 11.2           Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of Seller and Purchaser.

Section 11.3           Waiver. Any term, condition or provision of this Agreement may only be waived in writing by the party which is entitled to the benefits thereof.

Section 11.4           Headings. The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

Section 11.5           Further Assurances. Seller shall, at any time and from time to time after the Closing Date, upon request of Purchaser (or its permitted successors and assigns) and Purchaser shall, at any time and from time to time after the Closing Date, upon request of Seller (or its permitted successors and assigns) execute, acknowledge and deliver all such further documents, instruments, filings or agreements and provide such other assurances as may be reasonably requested and are necessary to further effectuate and confirm the conveyances and other matters contemplated hereby. This Section 11.5 shall survive the Closing.

Section 11.6           Binding Effect; Assignment. This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights and benefits hereof, including the Addenda, Exhibits and Schedules hereto, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their respective heirs, executors, administrators, representatives, successors, and permitted assigns.

Section 11.7           Prior Understandings; Integrated Agreement. This Agreement and the Letter Agreement supersede any and all prior discussions and agreements (written or oral) between Seller and Purchaser with respect to the purchase of the Property and other matters contained herein, and this Agreement and the Letter Agreement contain the sole, final and complete expression and understanding between Seller and Purchaser with respect to the transactions contemplated herein.

Section 11.8           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument, and either party hereto may execute this Agreement by signing any such counterpart.

Section 11.9           Governing Law. THIS AGREEMENT SHALL BE CONSTRUED, AND THE RIGHTS AND OBLIGATIONS OF SELLER AND PURCHASER HEREUNDER DETERMINED, IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. THIS PROVISION SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

Section 11.10         No Third-Party Beneficiaries. No person, firm or other entity other than the parties hereto, shall have any rights or Claims under this Agreement. This provision shall survive the Closing or termination of this Agreement.

Section 11.11         Waiver of Trial by Jury. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT. THIS PROVISION SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

Section 11.12         Broker. Other than advisors in connection with the Merger, Purchaser and Seller each represent to the other that it has not dealt with any broker, finder or other party entitled to a commission or other compensation or which was instrumental or had any role in bringing about the sale of the Assets. Each of Seller and Purchaser hereby agrees to indemnify and hold the other free and harmless from any and all Claims, liabilities, losses, damages, costs or expenses as a result of a breach of the foregoing representation, including, without limitation, reasonable attorneys’ fees and disbursements. This Section 11.12 shall survive the Closing or termination of this Agreement.

Section 11.13         No Recording. The parties hereto agree that neither this Agreement nor any memorandum or notice hereof shall be recorded. Any breach of the provisions of this Section 11.13 shall constitute a Purchaser Default. Purchaser agrees not to file any lis pendens or other instrument against the Assets in connection herewith. In furtherance of the foregoing, Purchaser (a) acknowledges that the filing of a lis pendens or other evidence of Purchaser’s rights or the existence of this Agreement against the Assets could cause significant monetary and other damages to Seller and (b) hereby indemnifies Seller and the Applicable Party from and against any and all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees incurred in the enforcement of the foregoing indemnification obligation) arising out of the breach by Purchaser of any of its obligations under this Section 11.13. The provisions of this Section 11.13 shall survive the termination of this Agreement.

Section 11.14         Financing Contingency. Purchaser’s obligations to close hereunder are contingent upon SL Green Realty Corp. providing or causing to be provided the financing (the “Seller Financing”) set forth on the loan commitment attached hereto as Exhibit O (the “Seller Loan Commitment”); provided that Purchaser acknowledges that this condition shall be satisfied if SL Green Realty Corp. or its Affiliate is ready, willing and able to close in accordance with the terms of the commitments.

Section 11.15         Intellectual Property. Seller agrees to cause RAR to cooperate to create a reasonable transition plan for the intellectual property set forth on Exhibit Q, subject to the restrictions and in accordance with the procedures set forth on Exhibit Q.

Section 11.16         Seller’s Indemnity. Notwithstanding anything contained herein to the contrary, from and after the Closing Date, SL Green Realty Corp. and SL Green Operating Partnership, L.P. (collectively, the “Seller Indemnifying Parties”) shall indemnify and hold harmless Purchaser and the Purchaser Related Parties from and against any and all claims, liabilities, losses, damages, costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by Purchaser and the Purchaser Related Parties and the direct or indirect members, partners or shareholders of Purchaser and the Purchaser Related Parties, (collectively, the “Purchaser Indemnified Parties”) by reason of or resulting from Claims against the Purchaser Indemnified Parties relating to the Retained Liabilities (as such term is hereinafter defined), whether such Claims are asserted before or after Closing.  Without diminishing the liability of the Seller Indemnifying Parties hereunder (but without duplication of any recovery by the Purchaser Indemnified Parties), if any of the Purchaser Indemnified Parties maintain insurance coverage against any such asserted Claims, at the request of either of the Seller Indemnifying Parties, such Purchaser Indemnified Party shall submit such Claim to its insurance carrier and shall reasonably cooperate with the Seller Indemnifying Parties in pursuing such Claim.  All costs and expenses incurred by any of the Purchaser Indemnified Parties in connection with the immediately preceding sentence shall be borne solely by the Seller Indemnifying Parties and shall be advanced to such Purchaser Indemnified Party promptly after any such costs and expenses are incurred.  As used in this Section 11.16, the term “Retained Liabilities” means all liabilities and obligations directly or indirectly relating to any Claims by, on behalf of, or with respect to, shareholders of RAR (or holders of equity interests in ROP) arising out of, in connection with, or related to, the execution and delivery of this Agreement and the consummation of the transactions contemplated within; provided, however, that, the capitalized term “Retained Liabilities” shall not include (i) all liabilities and obligations directly or indirectly relating to any Claims by, on behalf of, or with respect to any Rechler Family Member, including without limitation the matters described in that certain letter dated August 17, 2006 from Donald Rechler, Gregg Rechler and Mitchell Rechler to Roger Rechler, Scott Rechler and Todd Rechler (the “Letter”) and pursuant to that certain Investor Rights Agreement (the “IRA”) referenced in such letter, but the capitalized term “Retained Liabilities” shall include (x) any Claims made by a Rechler Family Member against any of the Purchaser Indemnified Parties who are directors or officers of RAR in their capacity as a director or officer of RAR and (y) any Claims made by a Rechler Family Member against any other Purchaser Idemnified Party that relate to a breach of a fiduciary duty by any officer or director of RAR (except, with respect to both clauses (x) and (y), to the extent such Claims are made with respect to the matters described in the Letter or pursuant to the IRA) and (ii) all liabilities and obligations directly or indirectly relating to any Claims made in connection with any tax protection agreements with respect to any of the Assets or Sold Subsidiary Properties.  As used in this Section 11.16, the term “Rechler Family Member” shall mean Donald Rechler, Gregg Rechler, Mitchell Rechler, any parent, grandparent, sibling, child, grandchild of any of the foregoing, any lineal descendant of any of the foregoing and any trust for the benefit of any of the foregoing.  No person, firm or other entity other than the Purchaser Indemnified Parties shall have any rights or Claims under this Section 11.16. The provisions of this Section 11.16 shall survive the Closing.

Section 11.17         Assumed Indebtedness. In the event that any of the Assets or Sold Subsidiary Properties are subject to any Existing Debt that is not repaid in full at or prior to Closing (the “Assumed Indebtedness”), Purchaser shall (a) (i) obtain all necessary consents for the assignment and assumption of any such Assumed Indebtedness and (b) either (i) obtain a release of Seller and any Seller Related Parties from the obligations in connection with such Assumed Indebtedness, including without limitation a release or termination of any guaranties or indemnities provided in connection with such Assumed Indebtedness or (ii) provide at Closing an Indemnity Agreement (the “Assumed Debt Indemnity Agreement”) in form attached hereto as Exhibit V, wherein Purchaser and an entity owned in whole or in part by Scott Rechler, Jason Barnett and Michael Maturo that has a net worth in excess of $25,000,000 jointly and severally (the “SJM Entity”) indemnify and hold Seller and all Seller Related Parties harmless from and against any and all Claims, liabilities, losses, damages, costs or expenses (including any reasonable attorneys’ fees) incurred by Seller or any Seller Related Parties by reason of or resulting from such Assumed Indebtedness, including without limitation, any guaranties or indemnities provided in connection with such Assumed Indebtedness (collectively, the “Assumed Debt Claims”). The Assumed Debt Indemnity Agreement shall provide that if the applicable Seller Related Parties have not been released from all obligations in connection with the Assumed Indebtedness within twelve (12) months of Closing as provided in clause (b)(i) above, Scott Rechler, Jason Barnett and Michael Maturo, in addition to Purchaser and the SJM Entity, shall individually jointly and severally indemnify and hold Seller and all Seller Related Parties harmless from and against any and all Assumed Debt Claims. The provisions of this Section 11.17 shall survive Closing.

Section 11.18         Tranche 3 Properties. In the event that any of the properties identified on Exhibit S attached hereto (the “Tranche 3 Properties”) is not conveyed to Reckson Australian LPT Corporation, Reckson Australian Operating Company LLC or a subsidiary of either such entity prior to Closing, Purchaser shall acquire such Tranche 3 Property pursuant to this Agreement and the Purchase Price herein shall be increased by the allocated amount of such Tranche 3 Property set forth on Exhibit S.

Section 11.19         Purchaser’s Knowledge. For the purposes of this Agreement, the term “Purchaser’s knowledge” and phrases of similar import shall include, without limitation, the actual knowledge of Scott Rechler, Jason Barnett and Michael Maturo.

Section 11.20         RAR Leases. With respect to any leases at any of the Properties pursuant to which RAR, ROP or any Affiliate of either such entity is a tenant (the “RAR Tenant”, such leases hereinafter referred to as the “RAR Leases”), Purchaser agrees, at Closing, to either (i) terminate such RAR Lease, without payment of any penalties, termination fees or other payments or (ii) cause Purchaser or an affiliate of Purchaser to assume all of the obligations and rights of the RAR Tenant under such RAR Lease and release the existing RAR Tenant from all obligations under such RAR Lease. Neither RAR nor any Affiliates of RAR shall have any obligations under any such RAR Lease from and after the Closing Date.

Section 11.21         Management and Construction Agreements. All property management agreements and construction management agreements pursuant to which RAR or any Affiliate of RAR manages any of the Assets shall, at Purchaser’s option, either (i) be terminated as of Closing or (ii) be assigned to Purchaser without representation, warranty or recourse, and in either event Seller and any Applicable Party shall have no rights or obligations to continue to perform work at any of the Properties pursuant to such agreements after the Closing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

SL GREEN REALTY CORP.

By:	/s/ Andrew Levine
Name: Andrew S. Levine
Title: Executive Vice President

PURCHASER:

NEW VENTURE MRE LLC

By:	/s/ Scott Rechler
Name: Scott Rechler
Title: CEO

EXHIBIT A

Intentionally Omitted

A-1

EXHIBIT B

Other Contracts

1.                                      That certain Asset Purchase Agreement between Seller and Purchaser dated as of even date herewith re: the Long Island Portfolio.

2.                                      That certain Asset Purchase Agreement between Seller and RA Core Plus LLC dated as of even date herewith re: the Australian LPT.

3.                                      That certain Asset Purchase Agreement between Seller and Purchaser dated as of even date herewith re: RSVP.

4.                                      That certain Asset Purchase Agreement between Seller and Purchaser dated as of even date herewith re: the New Jersey Portfolio.

B-1

EXHIBIT C

Intentionally Omitted

C-1

EXHIBIT D

Sold Land

Property	City	State
701 Westchester Avenue	White Plains	New York
709 Westchester Avenue	White Plains	New York
711 Westchester Avenue	White Plains	New York
707 Westchester Avenue	White Plains	New York
777 Westchester Avenue	White Plains	New York
925 Westchester Avenue	White Plains	New York
1025 Westchester Avenue	White Plains	New York
2700 Westchester Avenue	Harrison	New York
2500 Westchester Avenue	Harrison	New York
108 Corporate Park Drive	Harrison	New York
110 Corporate Park Drive	Harrison	New York
103 Corporate Park Drive	Harrison	New York
105 Corporate Park Drive	Harrison	New York
106 Corporate Park Drive	Harrison	New York

D-1

EXHIBIT E

Sold Subsidiary Land

None

E-1

EXHIBIT F

Other Sold Assets

None

F-1

EXHIBIT G

Escrow Wire Instructions

WIRE INSTRUCTIONS – NEW YORK OFFICE

BANK:

JP MORGAN CHASE

CHASE COMMERCIAL REAL ESTATE
300 S. RIVERSIDE 17TH FLOOR
CHICAGO, IL 60606-6613

BANK CONTACT:	MARK D. JONES
(312) 954-9012

ABA NO.:	021 000 021

SWIFT ID:	CHASUS33

ACCOUNT NAME:	FIRST AMERICAN TITLE INSURANCE COMPANY OF NEW YORK PREFERRED DIVISION ESCROW

ACCOUNT NO.:	050-021931

REF.:	TITLE NO./DEAL NAME: NCS-

PROPERTY ADDRESS: RIM /SLG

CONTACT:	PHILLIP SALOMON 212 551 9437

G-1

EXHIBIT H

Form of Quitclaim Deed

Mail after recording to:	☒ PREPARER	Send Tax Statements to: Party of the Second Part

PREPARER:         This document, including legal description, prepared/drafted by:

[                                         ]

[                                         ]

New York, New York

Phone:

Tax Parcel/Lot Identifier Number:

Address:  [                               ], [                               ], New York

QUITCLAIM DEED

THIS INDENTURE, made the [     ] day of [           ], 2007 by and between:

Party of the First Part	Party of the Second Part

[ ], a	[ ], a
[ ]	[ ]

Tax/Mailing Address:	Tax/Mailing Address:
[ ]	[ ]
[ ]	[ ]
[ ]	[ ]

The designation a “party” as used herein shall include said parties, their heirs, successors, and assigns, and shall include singular, plural, masculine, feminine or neuter as required by context.

WITNESSETH, that the party of the first part, in consideration of good and valuable consideration, the receipt of which is hereby acknowledged, does hereby remise, release and quitclaim unto the party of the second part, its heirs or successors and assigns.

ALL that certain plot, piece or parcel of land, situate, lying and being in the City of          , County of                              , and State of New York, as more particularly bounded and described on Exhibit A attached hereto.

TOGETHER with the appurtenances and all the estate and right of the party of the first part in and to said premises.

TO HAVE AND TO HOLD the premises herein granted onto the party of the second part, its heirs or successors and assigns forever.

AND the party of the first part, in compliance with Section 13 of the Lien Law, hereby covenants that the party of the first part will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose.

[No further text on this page; Signature page follows]

IN WITNESS WHEREOF, the said party of the first part has caused these presents to be signed by its duly authorized officer on the day and year first above written.

[ ], a
[ ]

By:
Name:
Title:

State of                                      )

County of                                  )

On the           day of                       , in the year of 2007, before me, the undersigned, a Notary Public in and for said county, personally appeared                           , personally known to me or proved to me on the basis of satisfactory evidence to be the individuals(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public (Signature)

Printed Name of Notary

(Seal)

My Commission Expires:

EXHIBIT I

Form of Assignment and Assumption of Ground Lease

THIS ASSIGNMENT AND ASSUMPTION OF LEASE, dated as of                        , 2007, by and between                                         , a                               , having an office                                                                                                              (“Assignor”), and                                     , a                                     , having an office at                                                     (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s right, title and interest as lessor in, to and under that certain lease described on Exhibit B attached hereto and made a part hereof (the “Lease”) of the premises commonly known as                                                                          as more particularly described on Exhibit A attached hereto and made a part hereof (the “Premises”).

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged by Assignor, the parties hereto agree as follows:

1.             Assignor hereby assigns, transfers, sets over and conveys to Assignee, its successors and assigns, without representation or warranty by or recourse to Assignor, express or implied, by operation of law or otherwise, all of Assignor’s right, title and interest in, to and under the Lease, to have and to hold the same unto Assignee, its successors and assigns, from and after the date hereof, for the rest and remainder of the term and renewal terms, if any, thereof, subject to the covenants, conditions and other provisions contained in the Lease, if any.

2.             Assignee hereby assumes the Lease and Assignor’s obligations thereunder accruing from and after the date hereof.

3.             Each of Assignor and Assignee agree to execute, acknowledge (where appropriate) and deliver such other or further instruments of transfer or assignment as the other party may reasonably require to confirm the foregoing assignment and assumption, or as may be otherwise reasonably requested by Assignee or Assignor to carry out the intents and purposes hereof.

4.             This Assignment and Assumption of Lease may be executed in any number of counterparts, which together shall constitute one single agreement of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption of Lease to be executed as of the day and year first above written.

ASSIGNOR:

,
a

By:
Name:
Title:

ASSIGNEE:

,
a

By:
Name:
Title:

ACKNOWLEDGMENT

Within New York:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF	)

On the         day of                           in the year 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared                              , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she/he executed the same in her/his capacity, and that by her/his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public (SEAL)

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF	)

On the      day of                        in the year 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared                          , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she/he executed the same in her/his capacity, and that by her/his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public (SEAL)

EXHIBIT A

Legal Description

EXHIBIT B

Description of Lease

EXHIBIT J

Form of Bill of Sale

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS, that                                            , a Delaware limited liability company, having an office                                             (“Seller”), for and in consideration of TEN ($10.00) DOLLARS and other good and valuable consideration paid by                          , a                           , having an office at                                                                                         (“Purchaser”), the receipt and sufficiency of which is hereby acknowledged, hereby assigns, transfers and sets over unto Purchaser, its successors and assigns, from and after the date hereof, without representation or warranty by or recourse to Seller, express or implied, by operation of law or otherwise, all of Seller’s right, title and interest in and to all fixtures, furniture, carpeting, drapes, items of equipment, tools, supplies, inventories and any other personal property located at the property commonly known as                                                                                        as more particularly described on Exhibit A attached hereto and made a part hereof (the “Property”), owned by Seller and used in connection with the use, operation, management, maintenance or repair of the Property, excluding, however, any such fixtures, machinery, equipment, furniture, furnishings, fittings, articles of personal property and improvements in the nature of personal property belonging to any space lessee, any public utility or any other person or entity except Seller (the “Personal Property”).

TO HAVE AND TO HOLD THE SAME unto Purchaser, its successors and assigns, forever.

Seller agrees to execute, acknowledge (where appropriate) and deliver individual bills of sale for the Personal Property or such other or further instruments of transfer or sale as Purchaser may reasonably require to confirm the foregoing or as may be otherwise reasonably requested by Purchaser to carry out the intent and purposes hereof.

[SIGNATURE PAGE FOLLOWS]

J-1

IN WITNESS WHEREOF, Seller has caused these presents to be duly executed as of [                      ], 2007.

SELLER:

,
a

By:
Name:
Title:

J-2

EXHIBIT K

Form of Assignment and Assumption of Leases

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES, dated as of                 , 2007, by and between                                 , a                                 , having an office                                                                  (“Assignor”), and                                 , a                                 , having an office at                                                                  (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor desires to assign to Assignee all of Assignor’s right, title and interest as lessor in, to and under all leases and other occupancy agreements (“Leases”) of the premises commonly known as                                                        as more particularly described on Exhibit A attached hereto and made a part hereof (the “Premises”), including, without limitation, the Space Leases described on Exhibit B attached hereto and made a part hereof.

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged by Assignor, the parties hereto agree as follows:

1.             Assignor hereby assigns, transfers, sets over and conveys to Assignee, its successors and assigns, without representation or warranty by or recourse to Assignor, express or implied, by operation of law or otherwise, all of Assignor’s right, title and interest in, to and under the Leases, including, without limitation, all security deposits actually held by the Assignor under the Leases as of the date hereof, and all guaranties of the tenant’s obligations under each Lease, if any, to have and to hold the same unto Assignee, its successors and assigns, from and after the date hereof, for the rest and remainder of the term and renewal terms, if any, thereof, subject to the covenants, conditions and other provisions contained in the Leases and such guaranties, if any.

2.             Assignee hereby assumes the Leases and Assignor’s obligations thereunder accruing from and after the date hereof.

3.             Each of Assignor and Assignee agree to execute, acknowledge (where appropriate) and deliver such other or further instruments of transfer or assignment as the other party may reasonably require to confirm the foregoing assignment and assumption, or as may be otherwise reasonably requested by Assignee or Assignor to carry out the intents and purposes hereof.

4.             This Assignment and Assumption of Leases may be executed in any number of counterparts, which together shall constitute one single agreement of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption of Leases to be executed as of the day and year first above written.

ASSIGNOR:

,
a

By:
Name:
Title:

ASSIGNEE:

,
a

By:
Name:
Title:

ACKNOWLEDGMENT

Within New York:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF	)

On the          day of                     in the year 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared                         , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she/he executed the same in her/his capacity, and that by her/his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public (SEAL)

ACKNOWLEDGMENT

Within New York:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF	)

On the        day of                           in the year 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared                           , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she/he executed the same in her/his capacity, and that by her/his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Notary Public (SEAL)

Outside New York:

STATE OF	)
	)	ss.:
COUNTY OF	)

On the         day of                       in the year 2007, before me, the undersigned, a Notary Public in and for said State, personally appeared                                               , personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that she/he executed the same in her/his capacity, and that by her/his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the                                               .

Notary Public (SEAL)

EXHIBIT A

Legal Description

EXHIBIT B

Leases

[Attached Hereto]

EXHIBIT L

Form of Assignment and Assumption of Contracts

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

KNOW ALL MEN BY THESE PRESENTS, that                                                , a Delaware limited liability company, having an office c/o                                                                                  (“Assignor”), for and in consideration of TEN ($10.00) DOLLARS and other good and valuable consideration paid by                               , a                               , having an office at                                                               (“Assignee”), the receipt and sufficiency of which is hereby acknowledged, hereby assigns, transfers and sets over unto Assignee, and unto Assignee’s successors and assigns, from and after the date hereof (the “Closing Date”), without representation or warranty by or recourse to Assignor express or implied, by operation of law or otherwise, all of Assignor’s right, title and interest in, to and under any and all of those certain contracts described in Exhibit A attached to and made a part hereof (the “Contracts”), which Contracts affect the premises commonly known as                                                             , subject to the terms and conditions of the Contracts.

TO HAVE AND TO HOLD unto Assignee, its successors and assigns, forever. Assignee for itself, its successors and assigns, hereby assumes the Contracts and Assignor’s obligations thereunder accruing from and after the Closing Date.

This Assignment and Assumption of Contracts may be executed in any number of counterparts, which together shall constitute one single agreement of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption of Contracts as of ________________, 2007.

ASSIGNOR:

,
a

By:
Name:
Title:

ASSIGNEE:

,
a

By:
Name:
Title:

EXHIBIT A

Contracts

EXHIBIT M

Form of Assignment and Assumption of Interest

ASSIGNMENT AND ASSUMPTION OF [MEMBERSHIP][PARNTERSHIP]  INTEREST (the “Assignment”), dated as of                        , 2007, by and between [                           ], a [                                     ], having an office at [                                              ] (the “Assignor”), and                                               , a                                               , having an address at                                                (“Assignee”).

KNOW ALL MEN BY THESE PRESENTS, that, in consideration of the sum of TEN DOLLARS ($10.00) and other good and valuable consideration in hand paid by the Assignee, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby convey, grant, transfer, set over and assign to Assignee all of Assignor’s legal and beneficial ownership interest in [                                              ], a [                                   ] (the “[Company]/[Partnership]”), including, without limitation, all of its right, title and interest in the assets, capital, profits, losses, gains, credits, deductions and other allocations, cash flow, and other distributions (ordinary and extraordinary) of the [Company][Partnership] in respect of all periods on and after the date hereof (the “Interest”), to have to and hold the same unto Assignee, its successors and assigns from and after the date hereof, subject to the terms and provisions of that certain [Limited Liability Company][Partnership] Agreement (the “Operating Agreement”).

Assignee hereby accepts the assignment hereunder and hereby agrees to be bound by each and every provision of the Operating Agreement in respect of the Interest from and after the date hereof and assumes all obligations under the Operating Agreement in respect of the Interest.

Each party hereby agrees to execute such further documents as may be required or desirable by the other party in order to effectuate or evidence the assignment set forth herein, the withdrawal of Assignor from the [Company][Partnership], and the admission of Assignee as a [member][partner] of the [Company][Partnership].

This Assignment is made without representation, warranty, covenant or recourse against Assignor of any kind or nature.

This Assignment may be executed in several counterparts, each of which shall for all purposes constitute but one agreement, binding on each party hereto.

This Assignment shall be construed and enforced in accordance with the laws of the State of New York.

M-1

IN WITNESS WHEREOF, Assignor and Assignee have duly executed and delivered this Assignment and Assumption of [Membership][Partnership] Interests as of this      day of        ,           .

ASSIGNOR:

[		],
a

By:
Name:
Title:

ASSIGNEE:

[		],
a

By:
Name:
Title:

M-2

EXHIBIT N

Form of Tenant Notification Letter

As of                     , 2007

BY HAND AND

CERTIFIED MAIL,

RETURN RECEIPT REQUESTED

Re:                                                                                 (the “Premises”)

Ladies and Gentlemen:

This letter is to notify you that the ownership of the Premises has been transferred by                                  to                                   , (the “New Owner”), who is the new landlord under your lease at the Premises (the “Lease”).

Please be advised that you should pay all rent and any other payments due under the Lease for the periods after today, and send all notices thereunder, to [New Owner], at the following address:

All checks should be made payable to “                               ”.

N-1

If you have any questions concerning this letter, please contact                                 at (    )     -                         or at the office of the New Owner at the address set forth above. We appreciate your cooperation in this matter.

Very truly yours,

,
a

By:
Name:
Title:

,
a

By:
Name:
Title:

N-2

EXHIBIT O

Seller Loan Commitment

September 15, 2006

Mr. Scott Rechler

625 Reckson Plaza

Uniondale, New York 11556

Re:                             Loan of between $175,000,000 and $200,000,000 secured by first mortgage liens encumbering the Properties (as defined below)

Gentlemen:

The following is a summary of terms pursuant to which SL Green Funding LLC (together with its assignees, “SL Green” or “Lender”) will provide a first mortgage loan (“Mortgage Loan”) to one or more newly formed bankruptcy remote special purpose entities or “recycled” special purpose entities satisfying rating agency guidelines (collectively, “Borrower”) controlled directly or indirectly by Scott Rechler, Michael Maturo and Jason Barnett (“RMB”) and Marathon Real Estate (collectively “Sponsor”).  The Mortgage Loan will be secured by a first mortgage lien on all of the Properties.

Properties:                                                         The thirteen (13) commercial office properties commonly known as the EastRidge Portfolio listed on Exhibit A attached hereto and made a part hereof.  The Properties shall be cross-collateralized and cross-defaulted.

Mortgage Loan

Amount:                                                                       Between $175,000,000 and $200,000,000. Borrower will provide irrevocable written notice delivered to Lender on or prior to December 1st, 2006 stating the exact amount Borrower desires to borrow. If Borrower fails to deliver such notice, Borrower shall be deemed to have elected to borrower $200,000,000.

Future Funding:                            100% of all capital requirements, including tenant leasing costs (inclusive of commissions and overrides to affiliated leasing agents provided such payments are at market rates), subject to an approved budget, which approval shall not be unreasonably withheld, and in no event to exceed $30,000,000 (the “Maximum Future Funding Amount”). No more than $20,000,000 of the Future Funding shall be used for base building capital improvements. For all purposes hereunder, the Mortgage Loan Amount shall increase, and shall include, the Maximum Future Funding Amount (i.e. $230,000,000).

Term:                                                                                    The maturity date (“Maturity Date”) shall be five (5) years after the initial funding date of the Mortgage Loan (the “Scheduled Maturity Date”).

Interest Rate:                                            The Mortgage Loan will bear interest at a floating rate (the “Interest Rate”) per annum equal to the yield on the 30-day LIBOR Index plus the Spread. After an event of default, the Interest Rate will increase by 500 basis points.

Borrower shall purchase and maintain an interest rate protection agreement for the entire Mortgage Loan Amount and term of the Mortgage Loan, providing for a Maximum LIBOR of 5.75%, issued by a counterparty having an S&P rating of not less than “AA-”.

Spread:                                                                            125 basis points (1.25%).

Amortization:                                        The Mortgage Loan shall be interest only for the Term of the Mortgage Loan.

Prepayment:                                               The Mortgage Loan may, from time to time, be prepaid in whole or in part without penalty or premium.

Release Prices:                                   Borrower shall be permitted to repay a portion of the Mortgage Loan upon the sale of individual Properties subject to the payment of the respective Release Price listed on Exhibit A (115% of Allocated Loan Amounts, which Allocated Loan Amounts shall increase with Future Funding as described herein), provided, however, that (A) the debt service coverage ratio (based on the greater of (i) actual debt service and (ii) a 9.00% constant, and the actual net operating income of the Properties, on a trailing 12-month basis) after taking into account any release will not be less than the lesser of (a) the debt service coverage ratio immediately prior to such release and (b) 1.25:1.00 and (B) the loan-to-value ratio shall not be greater than the lesser of (i) the loan-to-value ratio on the closing date and (ii) the loan-to-value ratio calculated as of the date immediately prior to the release. The release of individual properties shall also be subject to the satisfaction of other customary conditions as specified in the Mortgage Loan documents.  The Allocated Loan Amounts and Release Prices will increase on a property by property basis based on future funds advanced under the Mortgage Loan.

Mezzanine

Financing:                                                           Lender shall permit mezzanine financing, from an institutional mezzanine lender, such that the total amount of financing encumbering the Properties, inclusive of the Mortgage Loan, and the Mezzanine Financing, shall not exceed $225,000,000 (not accounting for any Future Funding). The Mezzanine Financing shall be subject to an intercreditor agreement acceptable to Lender in its reasonable approval.

Origination Fee:                          None.

 Exit Fee:                                                                  None.

Cash

Management:                                          Borrower shall cause all rents, income and other payments (“Rents”) to be transmitted directly by all tenants into an account in which Lender shall have a first priority perfected security interest (the “Clearing Account”) maintained by Borrower at a local bank selected by Borrower (the “Clearing Bank”) and reasonably approved by Lender.

Except during a “Cash Management Period”, funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into Borrower’s operating account at the Clearing Bank. During a Cash Management Period, funds deposited into the Clearing Account shall be swept by the Clearing Bank on a daily basis into an account in which Lender shall have a first priority perfected security interest at a deposit bank controlled by Lender (a “Deposit Account”) and on each Payment Date applied and disbursed in accordance with Lender’s standard waterfall set forth in the Loan Documents; provided, however, that upon the occurrence of an event of default, Lender shall be entitled to apply the Rents in the Deposit Account in such manner as Lender shall elect in its sole discretion.  A “Cash Management Period” shall commence on the occurrence of (a) the Scheduled Maturity Date (as the same may be extended or accelerated) and (b) an Event of Default.

Reserves:                                                                  Upfront escrows will be required for real estate taxes and insurance at Closing. In addition, the Loan shall require monthly escrows for real estate taxes and insurance.  There shall be no other reserves. For any unpaid tenant improvements and leasing commissions (“Unpaid Leasing Capital”) on account of leases executed prior to Closing, at Borrower’s option, Borrower may either (a) require Lender to allocate a portion of the Future Funding in the amount of the Unpaid Leasing Capital, which allocated portion shall only be used by Borrower to pay the Unpaid Leasing Capital (the Future Funding available to pay other capital costs  shall be equal to the $30,000,000 less any amounts allocated to the Unpaid Leasing Capital) and (b) escrow the Unpaid Leasing Capital at Closing thereby not reducing the availability of the Future Funding at Closing.

Lease Approval

Threshold:                                                          All new leases are to be entered into with third-party tenants unaffiliated with Borrower or Sponsor and shall be on market terms and conditions. All leases in excess of 20,000 square feet shall be subject to Lender approval, which approval shall not be reasonably withheld. Notwithstanding the foregoing, Borrower shall be entitled to lease up to 10,000 rentable square feet in aggregate across the Properties to an affiliate of Borrower or Sponsor; however, Borrower shall not be entitled to use the Future Funding to fund any capital costs associated with such affiliate lease. Any leases to affiliates in excess of 10,000 rentable square feet in aggregate across the Properties shall require Lender approval, which approval shall not be unreasonably withheld.  Lender will execute SNDA’s with tenants leasing 20,000 square feet or more, which leases have been approved by Lender.

Estoppel

Requirement:                                           While Lender acknowledges that delivery of tenant estoppels is not a condition to the closing of the Mortgage Loan, Borrower shall, by November 1st, 2006, send estoppels, on a form reasonably acceptable to Lender, to all tenants in the Properties.  Borrower shall continuously use commercially reasonable best efforts to deliver executed estoppels to Lender until Closing.

Secondary Market

Transactions:                                          Lender shall have the right at any time (a) to participate, syndicate or securitize all or any portion of its interest in the Mortgage Loan (any such transaction, a “Securitization”) and/or, (b) to split the Mortgage Loan into senior and junior components (and/or mortgage and mezzanine components), provided that at all times including after any prepayments (i) the weighted average of the spread is equal to the spread for all such components and (ii) the restructuring of the Mortgage Loan does not increase the obligations of Borrower or increase the rights of Lender thereunder.  Borrower shall agree to cooperate with Lender to facilitate any secondary market transaction and the rating of the Mortgage Loan or mezzanine loan and any structuring or restructuring to create separate loan components as described above.  Such cooperation of Borrower shall be at Lender’s sole cost and expense.

Collateral:                                                          The collateral for the Mortgage Loan shall include, without limitation, (a) a first priority perfected mortgage encumbering the Properties, (b) a first priority perfected assignment of leases and rents encumbering the Properties, (c) a first priority perfected assignment of all contracts, agreements, trademarks, licenses, goods, equipment, accounts, fixtures and all other tangible and intangible personal property located on or used in connection with the Property, (d) a first priority perfected security interest in all monies deposited into the Clearing Account and Deposit Account, including all subaccounts, escrow accounts and reserve accounts, (e) a first priority perfected assignment of the Interest Rate Protection Agreement, (f) the Guaranty of Recourse Obligations, (g) UCC-1 financing statements (personal property, fixture filing and accounts and reserves) and (h) all other agreements and assurances customary in similar financings.  The liens and priority of Lender’s security interests shall be insured in favor of Lender and its successors and assigns, which insurance shall be issued and underwritten 75% by a title insurance carrier insuring Borrower’s acquisition and 25% by a title insurance carrier selected by Lender.

Recourse:                                                                The Mortgage Loan will be non-recourse to Borrower, with exceptions for prohibited transfers, indebtedness and voluntary or involuntary, collusive or non-collusive bankruptcy (“Recourse Items”).  Borrower shall indemnify Lender for losses on account of certain ‘bad acts’ to be defined in the Mortgage Loan documents. Scott Rechler, Michael Maturo, and Jason Barnett (collectively, the “Guarantors”) shall execute Lender’s standard Guaranty of Recourse Obligations (the “Guaranty”) with respect to such Recourse Items.  The Guarantors shall have joint and several liability under such Guaranty.

Management:                                          The Properties will be managed by RMB or an affiliate thereof, pursuant to a management agreement approved by Lender in its reasonable discretion. Lender will have the right to replace the manager if (a) an Event of Default occurs or (b) the manager files bankruptcy.  The management agreement and all fees thereunder shall be made subordinate to the Mortgage Loan.

Assumability:                                          Neither the Properties, nor any interest; whether direct or indirect legal or beneficial ownership interests in the Borrower or any of its constituent members, at any level or tier of ownership, may be transferred other than pursuant to a bona fide sale of an individual property to a third party that satisfies the release provisions and conditions. The Mortgage Loan shall not be assumable without the prior approval of Lender in its sole and absolute discretion, which approval, if given, may be conditioned upon, among other things, (i) the payment to Lender of assumption fee in an amount determined by Lender in its sole discretion (ii) a substitute guarantor that is acceptable to Lender in its sole discretion and (iii) if the Mortgage Loan or any portion thereof has been securitized, written confirmation from the rating agencies that the proposed transfer will not result in a downgrade, qualification or withdrawal of the rating of such securitization.

                                                                                                                        Notwithstanding the foregoing, Lender acknowledges that Sponsor is raising a real estate investment fund (the “Fund”), which Fund shall own 100% of  the equity interests in Borrower, and which Fund shall be managed and controlled by Sponsor.  Lender shall permit the transfer of interests in the Borrower, or its upper tier entities, provided that (a) after any transfer the Fund retains ownership of not less than 25% of the Borrower, (b) Scott Rechler, Jason Barnett, Michael Maturo and Marathon Real Estate retain management and control of the Fund and the Borrower, and no major decisions shall be made without Sponsor’s consent.

No Additional

Financing:                                                           There shall be no subordinate financing, pledge, hypothecation or encumbrance, secured or unsecured, on any of the Properties or on any direct or indirect legal or beneficial ownership interests in Borrower or any of its constituent members, at any level or tier of ownership. Notwithstanding the above, Lender will permit pledges in upper tier entites, whose business is broader than ownership of the Properties.

Insurance:                                                            The Properties shall be covered by standard “all risk” perils insurance, including, but not limited to, fire and casualty, machine and boiler, business interruption and liability insurance (general, employer and workers’ compensation insurance), together with flood, hurricane or earthquake insurance if the Properties are located in a flood, hurricane or earthquake zone, as applicable, and terrorism insurance, in amounts and underwritten by companies reasonably acceptable to Lender.  Ratings of insurance carriers to equal or exceed the ratings of current carriers.

Patriot Act;

OFAC                                                                                    Borrower represents, warrants and covenants that, to its knowledge and at all times throughout the term of the Mortgage Loan, including after giving effect to any transfers,  (a) none of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq. and any Executive Orders or regulations promulgated thereunder including, without limitation all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury (collectively, “OFAC Laws and Regulations”) with the result that the investment in Borrower is prohibited by OFAC Laws or Regulations or that the investment made by the Sponsor is in violation of OFAC Laws or Regulations; (b) other than with respect to transfers by reason of Stock Market Transactions, no person has any interest of any nature whatsoever in a Sponsor, with the result that the investment in Borrower is prohibited by OFAC Laws and Regulations; and (c) none of the funds of Borrower have been derived from any unlawful activity with the result that the investment in Borrower is prohibited by law or the investment is in violation of law. Borrower agrees to provide Lender with information regarding Borrower and Sponsor, which Lender may reasonably request in order to be in compliance with the OFAC Laws and Regulations.

Mortgage Loan

Expenses:             Sponsor shall cover all of Lender’s reasonable out-of-pocket costs and expenses.

This letter shall confirm the agreement of SL Green or its affiliates, successors or assigns to provide the Mortgage Loan on the terms and conditions set forth above, conditioned solely upon (a) closing of the Merger Transaction and (b) RIDER I.  Please sign and return an original counterpart of this letter in order to evidence and confirm the foregoing.  We look forward to working with you on this transaction.

Very truly yours,

SL GREEN FUNDING LLC

By:	/s/ David Schonbraun
	Name:	David Schonbraun
	Title:	Vice President

ACCEPTED AND AGREED

AS OF September 15, 2006:

By: /s/ Scott Rechler______

Scott Rechler

EXHIBIT P

Intentionally Omitted

P-1

EXHIBIT Q

Intellectual Property

Seller agrees to cause RAR to license or otherwise reasonably make available for use by Purchaser at Closing on a non-exclusive basis, the “Reckson” name and trademarks and any related names and trademarks (“Reckson Tradenames”); provided, however, that Purchaser shall not (i) use the “Reckson” name in conjunction with the term “Associates” or (ii) use the Reckson Tradenames in New York City for a period of eight (8) years after Closing. Seller shall not license or otherwise reasonably make available for use the Reckson Tradenames to any third party not Affiliated with any Purchaser.

Q-1

EXHIBIT R

Letter of Credit

Citibank, N.A.

Irrevocable Standby Letter of Credit

No. 61651536

August 4, 2006

Beneficiary:

SL Green Realty Corp.

420 Lexington Avenue, 19th Floor

New York, New York 10170

Attention: Andrew S. Levine

Facsimile: (212) 216-1785

Gentlemen:

At the request of Scott Rechler, Michael Maturo and Jason Barnett (collectively the “Applicants”), we, Citibank, N.A., c/o Citicorp North America, Inc., 3800 Citibank Center, Building B, 3rd Floor, Tampa, Florida 33610, Attn: US Standby Unit, Telex: 669720, Facsimile: (813) 604-7187 (the “Bank”), hereby open our irrevocable letter of credit no. 61651536 (this “Letter of Credit”) in your favor, up to an aggregate amount of Thirty-Five Million and 00/100 U.S. Dollars ($35,000,000.00) (the “Stated Amount”) available by your drafts at sight drawn on such letter of credit in the form of Exhibit “A” attached hereto.

Drawings must be presented to the Bank by delivering in person or by registered or certified mail, return receipt requested, or by express mail service, the signed draft, to our office at the following address: Citibank, N.A., c/o Citicorp North America, Inc., 3800 Citibank Center, Building B, 3rd Floor, Tampa, Florida 33610, Attn: US Standby Unit. Presentation of the signed draft may also be made by facsimile transmission to such office at facsimile number (813) 604-7187 followed by physical delivery of such documents by overnight courier. Our only obligation with regard to a drawing under this Letter of Credit shall be to examine such draft and to pay in accordance therewith if the same conforms to the terms and conditions of this Letter of Credit, as it may be amended, and we shall not be obligated to make any inquiry in connection with the presentation of this Letter of Credit, together with any amendments, if any, and the draft.

We hereby agree to honor each drawing hereunder made in compliance with this Letter of Credit by wire transferring in immediately available funds the amount specified in the draft delivered to the Bank in connection with such drawing to your account number as specified in the signed draft in the form of Exhibit “A”. If such drawings are presented by you hereunder on a business day at or before 10:00 AM (our local time in Tampa, Florida), such payment will be made not later than the close of business on the date of such drawing, drawings presented after 10:00 AM will be paid the next Business Day.

Any drawing under this Letter of Credit will be paid from the general funds of the Bank and not directly or indirectly from funds or collateral deposited with or for the account of the Bank by the borrower, or pledged with or for the account of the Bank by the borrower, and the Bank will seek reimbursement for payments made pursuant to a drawing under this letter of credit only after such payments have been made.

This Letter of Credit is effective August 4, 2006, and expires on the first to occur of (a) March 2, 2007, or (b) the date on which drawings hereunder total the Stated Amount of this Letter of Credit as reduced from time to time in accordance with the terms of this Letter of Credit. The earliest to occur of the dates described in the previous sentence shall constitute the “LOC Expiration Date.

Subject to the provisions herein, we hereby authorize you to make drawings hereunder in an aggregate amount not in excess of the Stated Amount from the date hereof through our close of business on the LOC Expiration Date. Upon payment of drawings in an aggregate amount equal to the Stated Amount of this Letter of Credit, we shall be fully discharged of our obligation under this Letter of Credit and we shall not thereafter be obligated to make any further payments under this Letter of Credit.

Communications with respect to this Letter of Credit shall be in writing and shall be addressed to us at Citibank, N.A., c/o Citicorp North America, Inc., at the address set forth hereinabove, and presented to us by delivery in person or facsimile transmission at such address, provided that the original of the above certificate or such communications, as the case may be, shall be sent to us at such address by overnight courier for receipt by us on the Business Day immediately succeeding the date of any such facsimile transmission, which facsimile shall be deemed to be the equivalent of an original of such items for all purposes under this Letter of Credit until receipt of the original.

As used herein a “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks are required or authorized to close in the State of New York.

This Letter of Credit will be automatically terminated prior to the then current LOC Expiration Date upon the surrender to the Bank by you of this letter of credit for cancellation together with your written consent to cancel.

This Letter of Credit is transferable.

No transfer hereof shall be effective until:

A.            An executed transfer request in the form of Exhibit “B” attached hereto is filed with us; and

B.            The original of this Letter of Credit is returned to us for our endorsement thereon of any transfer effected; and

C.            Our transfer commission fee has been paid.

Partial drawings are permitted.

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Each draft must be marked “Drawn under Citibank Letter of Credit No. 61651536 dated August 4, 2006”.

Drafts must be drawn and presented at our counters not later than the LOC Expiration Date.

This Letter of Credit, except as otherwise expressly stated herein, is subject to the Uniform Customs and Practice for Documentary Credit (1993 revision) International Chamber of Commerce Publication No. 500 (The UCP) and in the event of any conflict, the Laws of the State of New York will control.

This Letter of Credit sets forth in full our undertaking and such undertaking, shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred herein, except for Exhibit “A” and Exhibit “B” hereto and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except as set forth above.

We hereby agree with you that drafts drawn under and in compliance with the terms of this Letter of Credit shall be duly honored.

Very truly yours,

Citibank, N.A.

By:	/s/ Joseph Chesakis

Name: Joseph Chesakis
Title: Vice President

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EXHIBIT “A”

[Beneficiary Letterhead]

DRAWN UNDER CITIBANK, N.A.

LETTER OF CREDIT NO. 61651536

, 20

The undersigned, duly Authorized Officer of SL Green Realty Corp. (the “Beneficiary”) hereby certifies to Citibank, N.A. (the “Issuing Bank”), with reference to the Irrevocable Letter of Credit No. 61651536 (the “Letter of Credit)” issued by the Issuing Bank in favor of the Beneficiary (any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit) that:

1.             The Beneficiary is making a drawing under the Letter of Credit in the amount of US$                              (the “Drawing Amount”);

2.             “We hereby certify that a Purchaser Default has occurred under of those certain Asset Purchase Agreements between SL Green Realty Corp. as seller and Rechler MRE LLC or any affiliate entity of Applicants, as purchaser, dated as of August 3, 2006 in connection with the Merger Agreement as defined by the Asset Purchase Agreements.”

3.             The Drawing Amount hereunder does not exceed the Stated Amount reduced by all payments of any previous drawings under the Letter of Credit.

[Insert Wire Instructions]

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this certificate as of the         day of                 , 200  .

SL Green Realty Corp., as
Beneficiary

By:
Name:
Title:

2

EXHIBIT “B”

FULL TRANSFER OF LETTER OF CREDIT

Citibank, N.A.

c/o Citicorp North America, Inc.

3800 Citibank Center

Building B, 3rd Floor

Tampa, Florida 33610

Attn: US Standby Unit

Re:          Irrevocable Transferable Standby Letter of Credit No. 61651536

Ladies and Gentlemen:

For value received, the undersigned beneficiary hereby irrevocably transfers to:

[Name of Transferee]

[Address]

all rights of the undersigned beneficiary to draw under the above-captioned Letter of Credit (the “Letter of Credit”).

By this transfer, all rights of the undersigned beneficiary in the Letter of Credit are transferred to the transferee and the transferee shall hereafter have the sole rights as beneficiary thereof, provided that no rights shall be deemed to have been transferred to the transferee until such transfer complies with the requirements of the Letter of Credit pertaining to such transfers. All amendments to the Letter of Credit are to be consented to by the transferee without necessity of any consent of or notice to the undersigned.

The Letter of Credit together with any amendments (if any) is returned herewith and in accordance therewith we ask that this transfer be effective and that you transfer the Letter of Credit to our transferee or that, if so requested by the transferee, you issue a new irrevocable letter of credit in favor of the transferee with provisions consistent with the Letter of Credit.

Very truly yours,	[SIGNATURE GUARANTEED BY A BANK OR NOTARY PUBLIC]
[ ]

Authorized Signature

EXHIBIT S

Tranche 3 Properties

580 White Plains Road	$26,404,000

S-1

EXHIBIT T

Intentionally Omitted

T-1

EXHIBIT U

Intentionally Omitted

1-1

EXHIBIT V

Assumed Debt Indemnity Agreement

INDEMNITY AND GUARANTY AGREEMENT

INDEMNITY AND GUARANTY AGREEMENT (the “Indemnity”) from New Venture MRE LLC, a Delaware limited liability company, (“Purchaser”), [SJM Entity],  (the “SJM Entity”, and together with Purchaser, “Indemnitor”) and Scott Rechler, Jason Barnett and Michael Maturo (each a “Guarantor” and collectively, the “Guarantors”), is given this      day of              , 2007, for the benefit of SL Green Realty Corp. (“Seller”) and the other Indemnitees (as defined below).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser have entered into that certain Asset Purchase Agreement dated                      , 2006 (the “Purchase Agreement”) with respect to those certain Assets described in the Purchase Agreement. Terms used and not otherwise defined in this Indemnity shall have the meanings given thereto in the Purchase Agreement; and

WHEREAS, in connection with the transaction contemplated under the Purchase Agreement, Purchaser has agreed to (i) obtain all necessary consents for the assignment and assumption of the Assumed Indebtedness and (ii) obtain a release of Seller and any Seller Related Parties (as such term is defined in the Purchase Agreement, and together with Seller, the “Indemnitees”) from the obligations in connection with such Assumed Indebtedness, including without limitation a release or termination of any guaranties or indemnities provided in connection with such Assumed Indebtedness (individually, a “Release” and collectively, the “Releases”) (all such guaranties, indemnities and all other documents relating to the Assumed Indebtedness, the “Indemnified Documents”); and

WHEREAS, Indemnitor has agreed to indemnify and hold Seller and all Seller Related Parties harmless from and against any and all Claims, liabilities, losses, damages, costs or expenses (including any reasonable attorneys’ fees) incurred by Seller or any Seller Related Parties by reason of or resulting from any Assumed Indebtedness, including without limitation, any Indemnified Documents, (collectively, the “Assumed Debt Claims”) if the applicable Releases are not obtained; and

WHEREAS, Guarantors have agreed to indemnify and hold Seller and all Seller Related Parties harmless from and against any and all Assumed Debt Claims if the applicable Releases are not obtained within one year of the date hereof; and

WHEREAS, the SJM Entity is an indirect legal and beneficial owner of interests in Purchaser, and each Guarantor is an indirect legal and beneficial owner of interests in the SJM Entity, and Guarantors will directly benefit from the transfer of the Assets to Purchaser; and

WHEREAS, Indemnitor and the Guarantors are executing and delivering this Indemnity to induce Seller to direct the Applicable Party to transfer the Assets. This Indemnity is a material portion of the consideration to be received by Seller pursuant to the Purchase Agreement. Indemnitor acknowledges that Seller would not have entered into the Purchase Agreement or transferred the Assets without execution and delivery of this Indemnity.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Indemnitor and Guarantors, Indemnitor and Guarantors hereby agrees as follows:

1.             Purchaser shall use its best efforts to obtain all of the Releases.

2.             (a)  Indemnitor hereby indemnifies and holds harmless, upon the terms set forth below, the Indemnitees from any and all Assumed Debt Claims (together with any costs incurred by Indemnitees to enforce this Indemnity, the “Indemnified Liabilities”) which any Indemnitee may suffer or incur. To the extent any of the Indemnitees are required to pay any sum in respect of the Indemnified Liabilities, Indemnitor shall promptly pay such Indemnitee an amount equal to the expense incurred or sum paid. All payments not received by such Indemnitee within ten (10) days of demand shall bear interest at the lesser of (i) the highest rate permitted by law or (ii) prime plus two percent (2%) per annum, from the date thereof until payment in full by Indemnitor.

(b) Indemnitor shall not, without the prior consent of the applicable Indemnitee, which consent may be withheld, conditioned or delayed in such Indemnitee’s sole discretion, settle or compromise any Claim, or consent to the entry of a judgment, unless such settlement, compromise or judgment (i) is final and without any liability, cost or expense whatsoever to such Indemnitees, and (ii) does not include any acknowledgment or admission of any liability or wrongdoing by such Indemnitees.

(c) In case any action, suit or proceeding is brought against the Indemnitees by reason of any Assumed Debt Claims, Indemnitor shall have the right to resist and defend such action, suit or proceeding or to cause the same to be resisted and defended, at Indemnitor’s expense, by counsel for the insurer of the liability or by counsel designated by Indemnitor subject to the reasonable approval of the Indemnitees; provided, however, that nothing herein shall compromise the right of any Indemnitee to appoint its own counsel at Indemnitor’s expense for its defense with respect to any action which in such Indemnitee’s reasonable opinion presents a conflict or potential conflict between such Indemnitee and Indemnitor or any other Indemnitee that would make such representation advisable; provided further that if any such Indemnitee shall have appointed separate counsel pursuant to the foregoing, Indemnitor shall not be responsible for the expense of additional separate counsel of any Indemnitee unless in the reasonable opinion of such Indemnitee, such a conflict or potential conflict exists between such Indemnitee and Indemnitor or any other Indemnitee. So long as Indemnitor is resisting and defending such action, suit or

2

proceeding as provided above in a prudent and commercially reasonable manner, the Indemnitees shall not be entitled to settle such action, suit or proceeding without Indemnitor’s consent, which shall not be unreasonably withheld or delayed, and claim the benefit of this paragraph with respect to such action, suit or proceeding. Any Indemnitee will give Indemnitor prompt notice after such Indemnitee obtains actual knowledge of any potential claim by such Indemnitee for indemnification hereunder. No Indemnitee shall settle or compromise any action, proceeding or claim as to which it is indemnified hereunder without the consent of Indemnitor, which consent shall not be unreasonably withheld or delayed.

3.             In the event that Releases of all of the applicable Indemnitees with respect to all Assumed Debt Claims are not obtained within one year after the date hereof (the “Guaranty Trigger Event”), each Guarantor, in addition to Purchaser and the SJM Entity, hereby individually jointly and severally indemnifies and holds Seller and all Seller Related Parties harmless from and against any and all such Indemnified Liabilities. In the event that all of the Releases are not obtained within one year after the date hereof, the obligations the Guarantors pursuant to this indemnity shall be binding upon Guarantors without further action by any party.

4.             This Indemnity is, and is intended to be, an absolute, unconditional, irrevocable and continuing guaranty of payment and not a guaranty of performance which shall not be affected, released, terminated, discharged or impaired, in whole or in part, by any act or thing whatsoever except as herein provided, and which shall be independent of and in addition to any other guaranty, endorsement or collateral held by Indemnitees.

5.             Indemnitees may from time to time enforce this Indemnity against Indemnitor or any Guarantor, with respect to any Guarantor, in the event that and only after the Guaranty Trigger Event has occurred, without being required first to proceed or exhaust its remedies against any other person.

6.             All rights and remedies afforded to Indemnitees by reason of this Indemnity or by law are separate and cumulative and the exercise or waiver of one shall not in any way limit or prejudice the exercise of any other such right or remedy.

7.             Indemnitor and Guarantors hereby expressly waive notice of acceptance of this Indemnity by Indemnitees. Indemnitor and Guarantors, with respect to Guarantors, only in the event that the Guaranty Trigger Event has occurred, hereby waive and agree not to assert or take advantage of any right or defense based on the absence of any or all presentments, demands, notices and protests of each and every kind.

8.             Indemnitor and Guarantors warrant and represent that they have the legal right and capacity to execute this Indemnity.

9.             Indemnitor and Guarantors shall each, without charge at any time and from time to time, but not more than twice in any calendar year, within ten (10) days after written request therefor by Indemnitees, certify by written instrument, duly executed, acknowledged and delivered to any party specified by such Indemnitees that:

3

(a)           this Indemnity has been duly authorized, executed and delivered, is a valid and binding obligation upon Indemnitor and Guarantors, enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally) and provisions and is unmodified and in full force and effect (or, if there has been modification, that the same is in fully force and effect as modified and stating the modifications); and

(b)           whether or not, to the best of its knowledge, there are any existing claims, set-offs or defenses against the enforcement of any of the agreements, terms, covenants or conditions of this Indemnity (and, if so specifying the same and the steps being taken to remedy the same).

10.          Miscellaneous.

(a)           Notices. Any notice, consent or approval required or permitted to be given under this Indemnity shall be in writing and shall be deemed to have been given when (i) personally delivered with signed delivery receipt obtained prior to 4 p.m., (ii) upon receipt, when sent by prepaid reputable overnight courier, or (iii) three (3) days after the date so mailed if sent postage prepaid by registered or certified mail, return receipt requested, in each case addressed as follows:

If to Indemnitor:	625 Reckson Plaza Uniondale, New York 11556 Attention: Jason Barnett, Esq. Facsimile: (516) 506-6813

With a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Attention: Joshua Mermelstein, Esq. Fax No.: (212) 859-8582

and	Paul Hastings Janofsky & Walker LLP 75 East 55th Street New York, New York 10022 Attention: Robert J. Wertheimer, Esq. Fax No.: (212) 318-6936

If to Guarantors	625 Reckson Plaza Uniondale, New York 11556 Attention: Jason Barnett, Esq. Facsimile: (516) 506-6813

4

With a copy to:	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 Attention: Joshua Mermelstein, Esq. Fax No.: (212) 859-8582

If to Indemnitees	c/o SL Green Realty Corp. 420 Lexington Avenue, 19th Floor New York, New York 10170 Attention: Andrew S. Levine Facsimile: (212) 216-1785

With a copy to:	Solomon and Weinberg LLP 900 Third Avenue New York, New York 10022 Attention: Craig H. Solomon, Esq. Facsimile: (212) 605-0999

or such other address as either party may from time to time specify in writing to the other. Notices shall be valid only if served in the manner provided above. Notices may be sent by the attorneys for the respective parties and each such notice so served shall have the same force and effect as if sent by such party.

(b)           Successors and Assigns. This Indemnity may not be assigned in whole or part by Indemnitor, Guarantors or Indemnitees. This Indemnity shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and permitted assignees.

(c)           Amendments. Except as otherwise provided herein, this Indemnity may be amended or modified only by a written instrument executed by Seller, Guarantors and Indemnitor.

(d)           Governing Law; Certain Waivers. (i)  This Indemnity was negotiated, executed and delivered in the State of New York. This Indemnity shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to the State of New York’s principles of conflicts of law, except that it is the intent and purpose of Indemnitees, Indemnitor and Guarantors that the provisions of Section 5-1401 of the General Obligations of the State of New York shall apply to the Indemnity.

(ii)           INDEMNITOR AND GUARANTORS HEREBY EXPRESSLY AND UNCONDITIONALLY WAIVE, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY INDEMNITEES UNDER THIS INDEMNITY ANY AND EVERY RIGHT INDEMNITOR OR GUARANTORS MAY HAVE TO (A) INJUNCTIVE RELIEF AND (B) A TRIAL BY JURY.

5

(e)           Interpretation. The headings contained in this Indemnity are for reference purposes only and shall not in any way affect the meaning or interpretation hereof. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and the neuter, and vice versa. This Indemnity shall not be construed against Indemnitees, Guarantors or Indemnitor but shall be construed as a whole, in accordance with its fair meaning, and as if prepared by Indemnitees, Guarantors and Indemnitor jointly.

(f)            Joint and Several Liability. All individuals or entities constituting “Indemnitor” and “Guarantors” hereunder shall be jointly and severally liable for the faithful performance of the terms and conditions hereof, and of any other document executed in connection herewith, to be performed by Indemnitor or Guarantors, respectively, provided that with respect to any Guarantor, in the event that and only after the Guaranty Trigger Event has occurred.

(g)           Severability. If any provision of this Indemnity, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Indemnity and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

(h)           No Waiver. No delay or failure on the part of Indemnitees in exercising any right, power or privilege under this Indemnity or under any other instrument or document given in connection with or pursuant to this Indemnity shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver shall be valid against Indemnitees unless made in writing and executed by Indemnitees, and then only to the extent expressly specified therein.

(i)            Legal Representation. Each party has been represented by legal counsel in connection with the negotiation of the transactions herein contemplated and the drafting and negotiation of this Indemnity. Each party and its counsel have had an opportunity to review and suggest revisions to the language of this Indemnity. Accordingly, no provision of this Indemnity shall be construed for or against or interpreted to the benefit or disadvantage of any party by reason of any party having or being deemed to have structured or drafted such provision.

(j)            Signer’s Warranty. Each individual executing this Indemnity on behalf of an entity hereby represents and warrants to the other party or parties to this Indemnity that (i) such individual has been duly and validly authorized to execute and deliver this Indemnity and any and all other documents contemplated by this Indemnity on behalf of such entity; and (ii) this Indemnity and all documents executed by such individual on behalf of such entity pursuant to this Indemnity are and will be duly authorized, executed and delivered by such entity and are and will be legal, valid and binding obligations of such entity.

(k)           Further Assurances. Indemnitor and Guarantors agree that, from time to time upon the written request of Seller or any other Indemnitee, Indemnitor and Guarantors will execute and deliver such further documents and do such other acts and things as such Indemnitees may reasonably request in order fully to effect the purposes of this Indemnity.

6

(l)            Third-Party Beneficiaries. The terms and provisions of this Indemnity are intended solely for the benefit of the Indemnitees and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

(m)          Termination. If a Release of any Indemnitee is obtained after the Closing, the obligations of Indemnitor or Guarantor to such Indemnitee shall automatically terminate with respect to the Indemnified Document to which such Release relates. Seller and the Indemnitees shall execute and deliver such further documents and do such other acts and things as such Indemnitor and Guarantors may reasonably request in order to evidence the termination of this Indemnity in accordance with this Section 10(m). This Section 10(m) shall be self-operative.

[SIGNATURE PAGE FOLLOWS]

7

IN WITNESS WHEREOF, the Indemnitor and the Guarantor have executed this Indemnity as of the date first above written.

INDEMNITOR:

By:
Name:
Title:

By:
Name:
Title:

GUARANTORS:

By:
Scott Rechler

By:
Jason Barnett

By:
Michael Maturo

1

SCHEDULE 1(1)

A	B	C	D	E	F
Purchase Price	Total Deposit	Cash Deposit	Deposit A Letter Of Credit	Deposit B Letter of Credit	Deposit B LC Deposit
$283,000,000.00	$15,000,000.00	$9,339,622.00	$4,101,723.00	$9,500,000.00	$1,558,655.00

(1)  Notwithstanding the provisions of Section 2.3 of this Agreement with respect to the Deposit, the parties acknowledge that, pursuant to the Original Letter Agreement, Solomon and Weinberg LLP is currently holding a $50,000,000.00 cash deposit and Seller is currently in possession of a letter of credit in the amount of $35,000,000.00 for a total deposit of $85,000,000.00 (the “Existing Deposit”), which Existing Deposit is being held as the Deposit under this Agreement and the “Deposits” under the Other Contracts.  Promptly after the date hereof, the parties will cooperate in good faith to restructure the Existing Deposit to be consistent with the provisions of this Agreement and the Other Contracts.  Seller acknowledges that the cash portion of the Existing Deposit will be reduced to an aggregate of $49,500,000.00 under this Agreement and the Other Contracts and that that letter of credit portion of the Existing Deposit will be reduced to an amount of $34,500,000.00 in the aggregate under this Agreement and the Other Contracts.  In the event that Purchaser desires to maintain one aggregate letter of credit in the amount of $34,500,000.00 under this Agreement and the Other Contracts, then Seller and Purchaser shall cooperate in good faith to amend the provisions of this Agreement and the Other Contracts to provide for the one aggregate letter of credit in lieu of the six separate letters of credit currently contemplated by this Agreement and the Other Contracts.

1